                                                                   EXHIBIT 10.24

         Certain confidential information has been omitted from this Exhibit
         10.24 pursuant to a confidential treatment request filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol "***" at each place in this Exhibit 10.24 where the omitted information appeared in the original.

                     CO-BRAND CREDIT CARD PROGRAM AGREEMENT


         This co-brand credit card agreement (the "Agreement") is entered into as of the 8th day of May, 2001 (the "Effective Date") by and between FLEET CREDIT CARD SERVICES, L.P., a Rhode Island limited partnership having its principal place of business in Horsham, Pennsylvania, for itself and on behalf of Fleet Bank (RI), National Association (collectively "Fleet"), and PrivilegeONE Networks LLC, a Delaware limited liability company, having its principal place of business in West Greenwich, Rhode Island ("PrivilegeONE").

         WHEREAS, Fleet is authorized to issue Visa U.S.A. ("Visa") and MasterCard International Incorporated credit cards;

         WHEREAS, PrivilegeONE is in the business of developing and implementing co-branded credit card programs through the use of the PrivilegeONE NetworksSM (as defined herein);

         WHEREAS, Fleet and PrivilegeONE desire to jointly develop and market a co-brand credit card program for the Vehicle industry, including the issuance of one or more types of a PrivilegeONE co-branded credit card, and to offer a loyalty program for cardholders in the United States and its territories as set forth in Exhibits C and D;

         NOW, THEREFORE, in consideration of the mutual obligations, promises and undertakings of the parties herein contained, the parties hereby agree as follows:


1.       DEFINITIONS
         -----------

         When used in this Agreement,

         1.1 "Account" means a Visa credit card account established by Fleet under the Program for a consumer who meets Fleet's credit criteria established from time to time by Fleet and for which Fleet issues one or more Credit Cards.

         1.2 "Account Information" means all Applications, credit reports and any other information collected through Fleet's relationship with Cardholders, including without limitation, demographic studies and Account histories received from Cardholders, or otherwise received or generated by or for Fleet in connection with the Program.

         1.3 "Active Account" means an Account that has either (i) an outstanding balance, or (ii) a purchase, cash advance, balance transfer, finance charge fee or payment on such Account during the previous billing cycle.

         1.4 "Agreement" means this agreement, including all attached Schedules and Exhibits, which are incorporated by this reference, and any amendments, modifications, or supplements to this agreement.

         1.5 "Applicable Law" means applicable federal, state and local statutes, regulations, regulatory guidelines and judicial or administrative interpretations as well as any rules or requirements established by Visa or MasterCard and the written privacy policies of each of Fleet and PrivilegeONE, which may be amended from time to time at the sole discretion of the authoring party.

         1.6 "Applicant" means a consumer who applies for a Credit Card under the Program pursuant to this Agreement.

         1.7 "Application" means the action or document by which a consumer requests and applies to Fleet for a Credit Card.

         1.8 "Cardholder" means (a) a consumer residing in the United States or a territory of the United States who is approved for, and opens, an Account with Fleet under the Program, or
                  (b) a consumer who resided in the United States or a territory of the United States at the time a Credit Card was issued, and who subsequently relocated out of the United States or a territory of the United States.

         1.9 "Cardholder Agreement" means the document between Fleet and the Cardholder which governs the Accounts.

         1.10 "Confidential Information" means all material and information supplied by one party to the other in the course of the negotiation and duration of this Agreement, in the case of Fleet, Account Information, Credit Card Loyalty Point Information, and in the case of PrivilegeONE, Customer Data and those portions of the PrivilegeONE NetworksSM and the Rebate Redemption Process developed exclusively by PrivilegeONE and information otherwise obtained by either party including, but not limited to, information concerning either party's business records and plans; trade secrets; proprietary ideas; technological developments, objectives and results; customer lists and records; computer programs and listings; source code and/or object code; and financial results and financial statements. Confidential Information does not include any information which (i) was in the possession of the receiving party prior to the execution of that certain Mutual Confidentiality Agreement dated May 15, 2000 ; (ii) was lawfully obtained from a third party and not in breach of this Agreement or any confidential relationship between such third party and the disclosing party; (iii) is required to be disclosed pursuant to Applicable Law; or (iv) is independently developed by the receiving party, as evidenced by appropriate documentation.

         1.11 "Credit Card" means a Visa credit card containing a Dealer Trademark, issued by Fleet under the Program pursuant to this Agreement.

         1.12 "Credit Card Loyalty Points" means the points that a Cardholder accrues in the Credit Card Loyalty Program based upon such Cardholder's Account usage entitling such Cardholder to redeem such points for a Rebate.

         1.13 "Credit Card Loyalty Program" means the program of incentives offered by Fleet and PrivilegeONE to Cardholders, Customers and other consumers based upon such individual's Account usage, as described in Section 2.1, Exhibit C and Exhibit D to this Agreement.

         1.14 "Customer" means an individual who has (i) bought or leased a Vehicle from a Dealer, (ii) has received service on a Vehicle from a Dealer, or (iii) registered for the PrivilegeONE Membership Plan directly from PrivilegeONE.

         1.15 "Customer Data" means personal and demographic information provided by a Customer to a Dealer, including, without limitation, the Customer's name, mailing address, e-mail address, telephone number and other information about the Customer. PrivilegeONE will collect the Customer Data from Dealers and provide it to Fleet as set forth in Section 2.4.

         1.16 "Dealer" means a new Vehicle dealership or a new Vehicle dealer franchise participating in the Program. Any dealership that primarily or exclusively markets pre-owned cars is excluded from the definition of Dealer.

         1.17 "Dealer Contract" means a definitive written agreement signed by a Dealer and PrivilegeONE, defining the terms of such Dealer's participation in the Program.

         1.18 "Dealer Sourced Accounts" means Accounts which result from (i) the marketing efforts of PrivilegeONE and/or the Dealers, (ii) an application to the PrivilegeONE Web Site, or (iii) a Customer being offered a Credit Card through the Instant Pre-Qualification Process at the Point-of-Sale for Customers referred to Fleet by a Dealer.

         1.19 "Dealer Trademark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark licensed to PrivilegeONE by a Dealer now or during the term of this Agreement, including any Renewal Term, for use by Fleet to solicit Customers and other consumers for Credit Cards pursuant to this Agreement.

         1.20 "Fleet Sourced Account" means an Account that is generated solely as a result of Fleet's own marketing efforts.

         1.21 "Fleet Trademark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by Fleet now or during the term of this Agreement, including any Renewal Term, as approved by Fleet in writing for use by PrivilegeONE pursuant to this Agreement.

         1.22 "Fleet Web Site" means the Internet site owned by Fleet at [http://www.fleet.com/fleetcc.com], together with any mirror Web sites and successors to such Web sites.

         1.23 "Implementation Date" means the first date on which Fleet accepts an Application for a Credit Card.

         1.24 "Instant Pre-Qualification Process" means the process through which Fleet, utilizing its prospects database and Fleet's credit criteria, determines if Customers or other consumers meet Fleet's criteria to receive a solicitation for a Credit Card.

         1.25 "Marketing Materials" means the advertisements, brochures, solicitation materials, Scripts, talking points, displays, radio or television advertisements, or other marketing information, which describe, promote or otherwise relate to marketing the Program, and which shall be owned by Fleet; provided, however, that "Marketing Materials" shall not include the Program concept or the PrivilegeONE NetworksSM.

         1.26 "Original Term" means the term of this Agreement as specified in Section 10 of this Agreement.

         1.27 "Performance Date" means the date thirty (30) days following the Implementation Date, which shall serve as the starting point for the performance milestones set forth in Sections 10.4, 10.5 and 10.6 of this Agreement.

         1.28 "Point-of-Sale" means the time when (i) a Customer meets with a Dealer's finance manager or functional equivalent to offer the Credit Card Loyalty Program and the PrivilegeONE Membership Plan while executing the documents to purchase or lease a Vehicle from such Dealer, or (ii) a

                  Customer meets with an authorized member of the Dealer's service team in conjunction with payment for Vehicle service, repairs or parts.

         1.29 "PrivilegeONE Membership Plan" is the loyalty program developed and owned by PrivilegeONE, and which is offered to consumers and Customers by PrivilegeONE, but not Fleet, containing the features set forth in Exhibit D and as described in Section 2.1.

         1.30 "PrivilegeONE NetworksSM" means the, that certain unique system and process conceived by PrivilegeONE to aggregate disparate dealers, dealer groups under common ownership or specific dealer franchisees, so as to produce sufficient credit card acquisition volume in order to establish a viable credit card program, and which system and process form the basis of this Program and shall be implemented in accordance with this Agreement.

         1.31 "PrivilegeONE Trademark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark owned, used or acquired by PrivilegeONE now or during the term of this Agreement, including any Renewal Term, as approved by PrivilegeONE in writing for use by Fleet pursuant to this Agreement.

         1.32 "Program" means the program described in this Agreement, under which Fleet and PrivilegeONE shall solicit Customers and other consumers for Credit Cards pursuant to this Agreement.

         1.33 "Rebate" means a type of redemption of Credit Card Loyalty Points under the Credit Card Loyalty Program where a Cardholder is entitled to receive a credit toward the purchase or lease of a Vehicle from a Dealer based on such Cardholder's Account usage as described in Section 6.7.

         1.34 "Rebate Redemption Process" as used in this Agreement means the proprietary and unique processes, procedures, and systems developed by PrivilegeONE and which allow qualified employees of Dealers enrolled in the Program, PrivilegeONE, and PrivilegeONE's authorized vendors to facilitate Cardholders' use of the consumer value proposition described as part of the Credit Card Loyalty Program described herein. Specifically, these processes, procedures, and systems (PP&S) include: (i) the flow and utilization of data once it has been provided to PrivilegeONE by Fleet or an organization acting on Fleet's behalf; (ii) PP&S developed and used by PrivilegeONE to authenticate Cardholders and authorized Dealer employees;
                  (iii) PP&S developed and used by PrivilegeONE to execute the Rebate redemption transactions on behalf of Fleet, the Dealer and the Cardholder; (iv) PP&S developed and used by PrivilegeONE to ensure the transactions and supporting activities are properly recorded, assigned cost, invoiced and paid to the appropriate parties; (v) PP&S developed and used by PrivilegeONE to remedy transaction errors, "changes of mind" and fraud; (vi) PP&S developed and used by PrivilegeONE to prepare and upload transaction, financial or other data to Fleet or organizations acting on Fleet's behalf; and (vii) PP&S developed and used by PrivilegeONE to predict the marketing, financial and operational performance.

         1.35 "Renewal Term" means the term of a renewal of this Agreement beyond the Original Term as described in Section 10 of this Agreement.

         1.36 "Script" means the language to be used by Dealers to solicit Customers for Credit Cards under the Program, or to respond to questions from Customers regarding the Program.

         1.37 "Vehicle" means any new or pre-owned automobile or light truck sold, leased or serviced by a Dealer participating in the Program.

         1.38     "Web" means the World Wide Web.

         1.39 "Web Site" means the Internet site owned by PrivilegeONE [http://www.PrivilegeONE.com], and any mirror or successors to such Web Site.

2.       THE PROGRAM
         -----------

         2.1      DESCRIPTION OF THE PROGRAM.

                  (a) Subject to Applicable Law, Fleet and PrivilegeONE shall work jointly to develop and market the Program and to solicit Applications from consumers residing in the United States, including its territories, to enable Fleet to establish Accounts and issue Credit Cards.

                  (b) PrivilegeONE seeks to create a national network of Dealers which will offer the PrivilegeONE Membership Plan and the Credit Card Loyalty Program to Customers and other consumers.

                  (c) Pursuant to this Agreement, Fleet and PrivilegeONE shall jointly offer the Credit Card Loyalty Program to Customers and other consumers. The Credit Card Loyalty Program, as described more fully in Section 6 and Exhibits C and D to this Agreement, shall entitle Cardholders to accrue Credit Card Loyalty Points based upon such Cardholder's Account usage. Cardholders shall have the right to redeem such Credit Card Loyalty Points for a Rebate. In addition, as part of the Credit Card Loyalty Program, Cardholders shall be entitled to receive the following items: ten percent (10%) discount on Vehicle parts and service, coupon based offers, starting system check, tire rotations and safety check, preferred appointments, sweepstakes entries based on Credit Card usage, and a trade in allowance if all major services, as described in the Dealer Contract attached hereto as Exhibit G, on the Vehicle to be traded occurred at the Dealer.

                  (d) Distinct from the Credit Card Loyalty Program, PrivilegeONE shall offer to Customers the PrivilegeONE Membership Plan. The PrivilegeONE Membership Plan shall entitle Customers and other consumers to receive specified values, products and services from a Dealer based on such Customer's registration and participation in the PrivilegeONE Membership Plan, which will commence ninety (90) calendar days from the Implementation Date. All of the components of the PrivilegeONE Membership Plan shall be available to Cardholders as part of the Credit Card Loyalty Program, however, the Credit Card Loyalty Program shall have components that are not available to Customers and other consumers through the PrivilegeONE Membership Plan. The initial components of the PrivilegeONE Membership Plan are set forth in Exhibit D. PrivilegeONE agrees and acknowledges that Fleet shall not own, or bear any cost, liability or responsibility for the PrivilegeONE Membership Plan.

                  (e) (i) If a Cardholder moves more than seventy-five (75) miles away from his or her original Dealer during the duration of the Credit Card Loyalty Program, (ii) if a Dealer's participation in the Credit Card Loyalty Program is terminated, or (iii) if a Dealer terminates its participation in the Credit Card Loyalty Program, any affected Cardholder shall have the option of transferring his or her membership in the Credit Card Loyalty Program from such current Dealer to another Dealer. In the event the transfer is made in accordance with subsection (i) above, such transfer shall be subject to the Cardholder's payment of a $100 transfer fee, which shall be shared equally by PrivilegeONE and Fleet.

         2.2 SOLICITATION METHODS. Subject to Applicable Law, Fleet and PrivilegeONE shall solicit Customers and other consumers for Credit Cards at the Point-of-Sale through the Instant Pre-Qualification Process using such Marketing Materials, as may be approved by PrivilegeONE, which approval shall not be unreasonably withheld, subject to final written approval by Fleet of such Marketing Materials. Additional marketing and solicitation efforts will be governed by Section 2.12.

         2.3 OWNERSHIP OF ACCOUNTS, ACCOUNT INFORMATION, CUSTOMER DATA, PRIVILEGEONE NETWORKSSM AND REBATE REDEMPTION PROCESS.

                  (a) Fleet shall be the sole and complete owner of, and PrivilegeONE shall have no right, title or interest in the Accounts, the Credit Cards, Account Information or in any interest income, fees or other revenue generated under, or information resulting from, operating the Accounts, and the Credit Cards, and such ownership shall in no way be affected by termination of the Program, provided that this
                           Section is not intended to further limit the rights of PrivilegeONE as set forth in Sections 2.4 (b), 2.4
                           (c), 3.9 and 9 of this Agreement.

                  (b) As between Fleet and PrivilegeONE, PrivilegeONE shall be the sole and complete owner of, and Fleet shall have no right, title or interest in the Customer Data, provided that this Section is not intended to further limit the rights of Fleet as otherwise set forth in this Agreement. Notwithstanding the foregoing, Fleet may maintain separately and permanently all information obtained by Fleet from Customers, and all information obtained as a result of an Account relationship or an Application for an Account by a Customer or other consumer, and such information shall not constitute Customer Data.

                  (c) PrivilegeONE shall be the sole and complete owner of, and Fleet shall have no right, title or interest in those portions of the PrivilegeONE NetworksSM and the Rebate Redemption Process developed exclusively by PrivilegeONE, and such ownership shall in no way be affected by termination of the Program.

                  (d) The provisions of this Section 2.3 shall survive termination of this Agreement.

         2.4      EXCHANGE AND USE OF LOYALTY POINT INFORMATION AND CUSTOMER
                  DATA.

                  (a) CUSTOMER DATA. PrivilegeONE shall collect and provide to Fleet all Customer Data. Subject to Sections 2.5(b) and 2.6 and 3.6, Fleet shall have the right to utilize the Customer Data for marketing, solicitation, and promotional purposes.

                  (b) CREDIT CARD LOYALTY POINTS INFORMATION. Solely to facilitate PrivilegeONE's execution of the Credit Card Loyalty Program as described in this Agreement, and subject to Applicable Law, privacy standards and Fleet's privacy policy, Fleet shall provide to PrivilegeONE, a report containing the amount of each eligible Cardholder's aggregate purchases eligible to earn Credit Card Loyalty Points ("Credit Card Loyalty Points Information"). During the term of this Agreement, including any Renewal Term, on or before the fifteenth calendar day after the end of each calendar month, or as soon as practicable thereafter, Fleet shall provide PrivilegeONE with all applicable updates to the Credit Card Loyalty Points Information. The Credit Card Loyalty Points Information shall be provided free of charge to PrivilegeONE in a format agreed to by the parties.

                  (c) OTHER AGGREGATE INFORMATION. On or before the fifteenth calendar day after the end of each calendar month during the term of this Agreement and any Renewal Term, Fleet will provide PrivilegeONE with a statement showing the number of Accounts sourced by each Dealer during the previous calendar month and the net finance charge income collected by Fleet from Cardholders during the previous calendar month (collectively "Other Aggregate Information").

                  (d) REDEMPTION INFORMATION. On or before the fifteenth calendar day after the end of each calendar month during the term of this Agreement and any Renewal Term, PrivilegeONE will provide Fleet with a statement showing the Cardholders who have redeemed Credit Card Loyalty Points under the Credit Card Loyalty Program.

         2.5 TRANSFER OF ACCOUNT INFORMATION, CUSTOMER DATA AND CREDIT CARD LOYALTY POINTS INFORMATION TO THIRD PARTIES.

                  (a) PrivilegeONE shall not sell, rent, transfer or provide Account Information, any Credit Card Loyalty Points Information, or Other Aggregate Information, in whole or in part to any third party, including without limitation, subsidiaries or affiliates, without the prior written approval of Fleet. Any such permitted transfer of this information shall be made in accordance with all Applicable Laws.

                  (b) Fleet shall not sell, rent, transfer or provide any Customer Data, in whole or in part, to any third party, including without limitation, subsidiaries or affiliates, without the prior written approval of PrivilegeONE. Any such permitted transfer of this information shall be made in accordance with all Applicable Laws.

                  (c) Notwithstanding the foregoing, Fleet and PrivilegeONE shall be permitted to disclose Customer Data and the Credit Card Loyalty Points Information to third parties (such as vendors, Dealers and subcontractors) to the extent such disclosure is necessary for such party to fulfill its obligations under this Agreement, provided that such disclosure does not violate Applicable Law and is made subject to a confidentiality agreement prohibiting such third party from disclosing Customer Data and/or the Credit Card Loyalty Points Information to any other party. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit Fleet from using the data collected by Fleet in any manner consistent with this Agreement.

                  (d) This Section 2.5 shall survive termination of this Agreement.

         2.6 CROSS-MARKETING. Subject to Applicable Law and Section 3.6, Fleet shall have the right to solicit Cardholders on behalf of itself, its affiliates and unaffiliated third parties, for services or products offered by Fleet, any of its affiliates, or unaffiliated third parties, except as restricted in this
                  Section 2.6(a) through 2.6(d).

                  (a) Fleet shall be prohibited from soliciting Cardholders for the following products which are in competition with PrivilegeONE and the Dealers: Internet Vehicle sales, Internet Vehicle brokering, Vehicle extended warranties, Vehicle financing, and offers on Vehicle parts, Vehicle service and Vehicle accessories. However, it is understood that Fleet may solicit Cardholders for other financial products of Fleet and its affiliates.

                  (b) For each additional credit card account or unsecured loan account that Fleet opens as a result of cross-marketing to Cardholders, Fleet will pay PrivilegeONE royalties in the form of New Account Fee and Net Finance Charge Revenue as defined in Exhibit A.

                  (c) Fleet shall have the right to solicit to Cardholders, the products and services and categories of products and services listed in Exhibit E (the "Fleet Complementary Products"). Fleet may add additional products and services to the Fleet Complementary Products categories defined in Exhibit E with prior written notice to PrivilegeONE. Fleet may add new categories of Fleet Complementary Products with prior approval of PrivilegeONE; such approval shall not be unreasonably withheld.

                  (d) In the event Fleet elects to solicit non-Cardholder Customers using the PrivilegeONE and/or Dealer Customer Data provided in the performance of this Agreement for other non-Cardholder related products and services, Fleet shall provide notice to PrivilegeONE at least thirty (30) days prior to the start of such solicitations, and Fleet will negotiate a mutually acceptable fee schedule to compensate PrivilegeONE for the use of such Customer Data by Fleet. Such other products and services may include, but shall not be limited to: mortgages, retail deposit accounts, brokerage accounts and student loans.

         2.7 ACCOUNT APPROVAL. PrivilegeONE agrees and acknowledges that neither PrivilegeONE nor any of its employees, may legally bind or otherwise commit Fleet to any agreement or arrangement of any kind and that an Application for an Account can only be approved by Fleet.

         2.8      CREDIT DECISIONS AND CRITERIA.


                  (a) Except as otherwise provided in this Agreement, Credit Cards shall initially have the terms and conditions set forth in Exhibit B to this Agreement.

                  (b) Subject to Applicable Law, Fleet shall be permitted to establish and change from time to time any and all of the financial or other terms and conditions applicable to Accounts and to each type of Credit Card fee or charge described in Exhibit B, and any other features of the Program. Written notice of any proposed changes shall be provided to PrivilegeONE at least sixty (60) days prior to the effective date of such changes, and shall also be communicated to the Dealers through the Web Site by Fleet. Fleet shall provide advance notice of all agreed upon changes to the Cardholders as required by Applicable Law. Fleet agrees that any changes made hereunder shall be consistent with market and industry standards for portfolios with similar risk and profitability characteristics.

                  (c) All credit decisions relating to Accounts shall be solely within the discretion of Fleet. Fleet shall establish the credit criteria and may modify such criteria at any time as Fleet, in its sole discretion, chooses. As between Fleet and PrivilegeONE, Fleet shall bear all liability for credit decisions and risk of credit loss on the Accounts. Fleet shall not be responsible for Dealer fraud.

         2.9 THE CREDIT CARD. Fleet and PrivilegeONE shall work together to create mutually acceptable designs for the front of the Credit Card, which will include the Dealer Trademarks. If Fleet reasonably foresees a delay in producing such Credit Cards, it shall provide written notice, including the reasons for the delay, to PrivilegeONE.

         2.10 CARDHOLDER AGREEMENT. All aspects of the Accounts and use of Credit Cards shall be governed by the terms of the Cardholder Agreement. Fleet shall have the sole and exclusive right to amend the Cardholder Agreement at any time as it deems appropriate with prior notice to PrivilegeONE of any material Program-wide changes.

         2.11 CHANGE IN TERMS NOTICE. If Fleet changes any of the terms of, or policies relating to, the Accounts or the Cardholder Agreements, Fleet shall have sole discretion over the form and content of any notice to Cardholders with respect thereto with prior notice to PrivilegeONE of any material Program-wide changes.

         2.12     MARKETING.

                  (a) RESPONSIBILITIES. Fleet and PrivilegeONE will jointly review and approve business strategies and marketing plans for the Program. Fleet shall have the right of prior approval of the commencement of specific marketing and solicitation efforts.

                  (b) DISPUTE RESOLUTION. If there is an aspect of the marketing plan or another issue on which the parties cannot agree, then the parties shall refer the dispute or disagreement to a senior officer at Fleet and a senior officer at PrivilegeONE who shall meet and attempt in good faith to resolve such dispute. If such dispute remains unresolved, such dispute shall be referred to mediation. Until and unless such dispute or disagreement is resolved, the parties will implement only those aspects of the marketing plan on which the parties have agreed. Each party shall bear its own expenses for any negotiations and mediation incurred pursuant to this Section.

         2.13     AUDIT RIGHTS.

                  (a) Fleet shall have the right, with or by its duly appointed representative, to review, inspect and audit, at Fleet's sole expense, the books, records, data files and other information and the facilities and operations maintained by or on behalf of PrivilegeONE, related to the operation of the Program and the performance of its obligations under this Agreement. Any and all information gathered as a result of such inspection shall be considered confidential and proprietary information pursuant to
                           Section 11.

                  (b) PrivilegeONE shall have the right, with or by its duly appointed representative, to review, inspect and audit, at PrivilegeONE's sole expense, the books, records, data files and other information and the facilities and operations maintained by or on behalf of Fleet, related to the operation of the Program and the performance of its obligations under this Agreement. Any and all information gathered as a result of such inspection shall be considered confidential and proprietary information pursuant to
                           Section 11.

                  (c) Such inspections shall occur at such reasonable times as shall be agreed upon by the parties, and only during normal business hours, using reasonable care not to cause damage and not to interrupt the normal business operations of the audited party. Such audits
                           (i) shall not occur more than once within a twelve
                           (12) month period, (ii) shall be subject to such security procedures as the inspected party may reasonably impose, (iii) shall be subject to such limitations as may be required under Applicable Law governing the conduct of the inspected party's business, and (iv) shall be performed according to a mutually agreed upon audit plan, which shall include the scope of the audit and a description of necessary documents.

                  (d) If any audit reveals a deficiency of the greater of $1,000 or five percent (5%) of the amounts which the audited party is obligated to provide pursuant to this Agreement to the auditing party for the audited period, (i) the audited party shall reimburse the auditing party for the reasonable cost of such audit,
                           (ii) the audited party shall promptly remit to the auditing party the amount of any underpayment or other obligation, as the case may be, provided that such auditing party has submitted documentation to the audited party evidencing such deficiency, and
                           (iii) the auditing party shall have the right to conduct an additional audit after a six (6) month period has passed since the audit containing the discrepancy.

         2.14 PRESS RELEASES. Except as may be required by law or regulation, no party shall issue a press release or make any public announcement relating to the Program without review by, and the prior consent of, the other party. Such review opportunity shall occur at least two (2) business days in advance of such press release or announcement. Fleet and PrivilegeONE agree to consult with each other prior to any conference with the press or other news media relating to the Program, including consultation with regard to responses to inquiries from the press or other media about the Program.

3.       RESPONSIBILITIES OF FLEET
         -------------------------

         3.1 PERFORM FUNCTIONS OF THE ISSUING BANK. Subject to the terms and conditions of this Agreement, Fleet shall, consistent with reasonable business practices and credit card industry standards: (a) solicit to eligible Customers and other consumers one (1) or more types of Credit Cards under the Program; (b) perform for each Credit Card all functions of the issuing bank at its own expense, including without limitation
                  (i) designing the Application forms, (ii) receiving, reviewing and processing Applications for Credit Cards, (iii) providing customer service and otherwise administering and operating the Program and the relationships with Cardholders consistent with the services that it currently provides to its national credit card portfolio, (iv) evaluating the creditworthiness of each Applicant for an Account, (v) making all credit determinations and bearing all credit risks, (vi) establishing credit limits for each Cardholder, and (vii) issuing Credit Cards to all qualified Cardholders, which Credit Cards shall initially have the terms and conditions set forth in Exhibit B to this Agreement which terms and conditions may be modified by Fleet in its sole discretion in accordance with this Agreement; (c) in connection with the licensed use of the Dealer Trademarks and the PrivilegeONE Trademarks, Fleet shall apply such trademark markings as requested by the Dealers and PrivilegeONE.

         3.2 COSTS OF THE PROGRAM. Fleet shall bear all costs of administering the Program, including the cost of producing and distributing the Credit Cards, except as otherwise provided in this Agreement.

         3.3 SECURITY. Fleet shall maintain adequate security procedures, including without limitation, firewalls and virus protection, to protect the privacy and information of Applicants, Customers and Cardholders.

         3.4 REASONABLE ASSISTANCE. Fleet agrees to provide PrivilegeONE with such assistance as may be reasonably requested by PrivilegeONE in connection with the Program in accordance with Applicable Law, including but not limited to, the assignment of a designated Program administrator who will provide on-going support to PrivilegeONE.

         3.5      TRADEMARKS.

                  (a)      At the request of PrivilegeONE, Fleet:

                           (i) shall provide to PrivilegeONE copies, photographs or representative samples of its Marketing Materials, advertising copy, promotional materials or other materials bearing any of the Dealer Trademarks or PrivilegeONE Trademarks;

                           (ii) shall provide to PrivilegeONE access to, and samples of, the products on which any of the Dealer Trademarks or PrivilegeONE Trademarks are used;

                           (iii) shall not use or shall cease any use of, any of the Dealer Trademarks or PrivilegeONE Trademarks which are in contravention of any Applicable Law;

                           (iv) shall not use or shall cease any use of, any of the Dealer Trademarks or PrivilegeONE Trademarks which impair the validity or enforceability of the such trademarks; and

                           (v) shall not use or shall cease any use of, any of the Dealer Trademarks or PrivilegeONE Trademarks which in any way disparage or dilute such trademarks provided that ceasing use upon or after termination shall be deemed not to constitute disparagement.

                  (b) In addition, Fleet agrees that all use of the Dealer Trademarks and PrivilegeONE Trademarks by Fleet shall inure to the benefit of the Dealers and PrivilegeONE and Fleet shall not contest the Dealers' or PrivilegeONE's rights in and to any of their respective trademarks.

         3.6 EXCLUSIVITY; RETENTION OF MAILING LISTS. During the term of this Agreement, including any Renewal Terms, and thereafter as set forth herein in this Section 3.6, Fleet agrees to the following limited exclusivity:

                  (a) (i) Except as provided herein, Fleet shall not advertise, promote or market any credit cards, debit cards or stored value cards for a program in the United States and the territories of the United States which incorporates any of the following unique features of the PrivilegeONE program: (A) cardholders receive a credit card, debit card or stored value card bearing the name of a specific dealer, dealer group under common ownership or specific dealer franchisee; (B) cardholder rewards are redeemable only at the specific dealer, dealer group under common ownership or specific dealer franchisee identified on the cardholder's credit card, debit card or stored value card; or (C) such program includes parts and/or service discounts which are funded by and can only be redeemed by the specific dealer, dealer group under common ownership or specific dealer franchise identified on the cardholder's credit card, debit card or stored value card.

                           (ii) The exclusivity provisions of Section 3.6(a)(i) above shall relate only to programs which predominantly revolve around the retail sale and servicing of Vehicles, recreational vehicles, campers, recreational watercraft, motorcycles and all-terrain vehicles. Nothing in Section 3.6(a)(i) is intended nor shall it be construed to apply to programs involving other retail categories or products. Further, nothing herein is intended to limit Fleet's ability to enter in to a co-brand credit card, debit card or stored value card program involving Vehicles, recreational vehicles, campers, recreational watercraft, motorcycles or all-terrain vehicles if such program is sponsored by a manufacturer of such an item, provided such program does not incorporate or utilize any of the unique features identified in Sections 3.6(a)(i)(A) through (C) above.

                           (iii) This exclusivity provision shall survive termination of the Agreement for a period of two (2) years. However, if, following termination of this Agreement, a co-brand credit card, debit card or stored value card program involving Vehicles, recreational vehicles, campers, recreational watercraft, motorcycles or all-terrain vehicles is sponsored by a manufacturer of such an item, and such program seeks to utilize a credit card, debit card or stored value card bearing the name of a specific dealer, dealer group or specific dealer franchisee (as provided in Section 3.6(a)(i)(A)), Fleet shall be entitled to participate in such a program; provided, however, that such program does not incorporate those features in Sections 3.6(a)(i)(B) and (C), and it is understood that exclusivity as to Sections 3.6(a)(i)(B) and (C) shall survive termination for the full two (2) year period.

                  (b) Except as provided herein, Fleet will not sell, rent or otherwise make available, or allow others to sell, rent or otherwise make available, any of its Customer Data, Account Information, completed Application, Dealer mailing lists or information about any current or potential Customer or Cardholder in relation to or for promoting competing credit cards, debit cards or stored value cards, for any entity in the Vehicle industry in the United States and the territories of the United States.

         3.7 TESTING. Prior to the Implementation Date, Fleet and PrivilegeONE shall jointly test the capability of all internal operating systems necessary for the performance of the services described in this Agreement.

         3.8 LOYALTY POINT TRACKING. Fleet shall track and account for each Cardholder's Credit Card Loyalty Point balance, based on Cardholder purchase information, account status and the redemption information provided by PrivilegeONE.

         3.9 ACTIVITY REPORTS. Fleet will provide Program activity reports to PrivilegeONE on a monthly basis, unless otherwise indicated, which reports shall include, without limitation, the following information:

                  (a) Number and Dealer identity of new accounts (to be provided on a biweekly basis);
                  (b) Active Account average balances (to be provided on monthly basis);
                  (c) Net interest earned by Fleet on Accounts in Good Standing
                      (as defined in Exhibit A);

                  (d) The number of all Active Accounts and Account data for the redemptions;
                  (e) Cardholder address changes (to be provided on a weekly basis); and
                  (f) The number of Fleet Sourced Accounts (to be provided on monthly basis).

4.       RESPONSIBILITIES OF PRIVILEGEONE
         --------------------------------

         4.1      EXCLUSIVITY.

                  (a)      EXCLUSIVITY FOR THE PROGRAM.

                           (i) PRIVILEGEONE. Except as otherwise provided in this Agreement, during the term of this Agreement, including any Renewal Terms, PrivilegeONE shall endorse the Program exclusively, and shall not advertise, promote or market unsecured or secured credit cards, charge cards (such as American Express), travel and entertainment cards (such as Diner's Club), debit cards and stored value cards (collectively "Card Products") for any entity other than Fleet in the Vehicle industry in the United States and the territories of the United States. Consistent with this provision, PrivilegeONE will first offer to Fleet the opportunity to participate in any program developed by PrivilegeONE and involving another Card Product outside of the Vehicle industry. Fleet shall have thirty (30) days to accept or reject PrivilegeONE's offer, and if the offer is rejected PrivilegeONE shall be permitted to solicit and/or engage an issuer other than Fleet. If Fleet accepts the offer, the parties shall use their best efforts to implement the Card Product within ninety
                           (90) days of such acceptance.

                           (ii) DEALERS. PrivilegeONE shall require Dealers, in the Dealer Contract, to endorse the Program exclusively during the term of this Agreement, including any Renewal Terms, and contractually prohibit Dealers from advertising, promoting or marketing Card Products for any entity other than Fleet, without the express written consent of Fleet and PrivilegeONE.

                  (b) EXCLUSIVITY FOR NEGOTIATIONS OF A CO-BRAND PROGRAM. During the term of this Agreement, including any Renewal Terms, PrivilegeONE shall not solicit proposals for, or enter into negotiations for, the providing of any Card Product for any entity other than Fleet for the Vehicle industry in the United States and the territories of the United States. This provision shall be of no force and effect following such date that either party provides notice to the other of its intent to terminate this Agreement in accordance with its terms.

                  (c) EXCLUSIVITY FOR MAILING LISTS. During the term of this Agreement, including any Renewal Term, and except as otherwise provided herein, PrivilegeONE will not sell, rent or otherwise make available, or allow others to sell, rent or otherwise make available, any of its Dealer mailing lists or information about any current or potential Customer or Cardholder in relation to or for promoting any Card Product for any entity other than Fleet in the United States and the territories of the United States.

         4.2 CUSTOMER PRE-QUALIFICATION. PrivilegeONE agrees that it will not sponsor, advertise, market, or act as agent, promoter or otherwise engage in a Card Product which could infringe upon the I-Now(TM) process, patent pending. In the event that the parties cannot agree as to whether or not a proposed Card Product could infringe upon the I-Now(TM) process, patent pending, the parties agree to submit their dispute to a mutually acceptable, independent intellectual property attorney who will make such determination. The parties agree to share the costs and expenses associated with such independent determination. This provision shall not apply if a patent is finally and definitively denied for the I-Now(TM) process.

         4.3 TRADEMARK LICENSE; OWNERSHIP. Subject to the terms in Section 3.5, PrivilegeONE hereby grants to Fleet a limited, royalty-free, exclusive license or sub-license, as the case may be, to use, display and reproduce the Dealer Trademarks and PrivilegeONE Trademarks in connection with its marketing, promotion and other obligations under the Program to solicit Customers and other consumers for Credit Cards as set forth in this Agreement. Fleet agrees to submit to PrivilegeONE, for their prior written approval, samples of all intended uses of the Dealer Trademarks or PrivilegeONE Trademarks, and Fleet agrees to use the Dealer Trademarks or PrivilegeONE Trademarks in a manner, and only as, approved by PrivilegeONE and the Dealer. PrivilegeONE will be responsible for delivering trademark samples to Dealers and for securing the written approval from each Dealer for Dealer Trademark usage. Except as otherwise provided by this Agreement, upon termination of this Agreement, Fleet shall promptly cease use of the Dealer Trademarks and the PrivilegeONE Trademarks. The trademark licenses granted hereunder shall not constitute a grant to Fleet of any ownership interest or greater right whatsoever in the Dealer Trademarks and PrivilegeONE Trademarks, which shall remain the sole property of the respective owner. Nothing in this Agreement shall limit a party's rights to use its own trademarks in any manner whatsoever that is not in violation of this Agreement.

         4.4 PROMOTION OF THE PROGRAM. PrivilegeONE will actively promote and offer the Program to Dealers using the PrivilegeONE NetworksSM or other marketing methods approved by Fleet and PrivilegeONE. PrivilegeONE will enter into Dealer Contracts as set forth in Exhibit G. PrivilegeONE will promote the PrivilegeONE Membership Plan to Customers and other consumers ninety (90) days after the Implementation Date, in addition to promoting the Credit Card Loyalty Program that Fleet and PrivilegeONE offer pursuant to this Agreement. The initial components of the PrivilegeONE Membership Plan are set forth in Exhibit D.

         4.5 PRIVILEGEONE WEB SITE. PrivilegeONE will develop, launch and maintain the Web Site that will be used as a portal of information for Customers, Cardholders and Dealers. The Web Site also will serve as the information link between Fleet and the Dealers. The Web Site will contain a frame to the Fleet Web Site. The Fleet Web Site will contain the Application for a Credit Card and other information as Fleet, in its sole discretion, determines. Any Marketing Materials or other solicitation materials describing the Program used by PrivilegeONE shall be submitted to Fleet for its prior written approval, which shall not be unreasonably withheld. Any Marketing Materials or other solicitation materials describing the Program used by Fleet shall be submitted to PrivilegeONE for its prior written approval, which will not be unreasonably withheld.

         4.6 START-UP COSTS. PrivilegeONE will reimburse Fleet for up to three-hundred-fifty-thousand-dollars ($350,000) ("Startup
                  Costs") for reasonable out-of-pocket expenses incurred by Fleet in connection with the development and implementation of the Program. PrivilegeONE agrees to pay the Startup Costs as invoiced by Fleet. Any Start-up Costs that PrivilegeONE has paid to Fleet prior to the Effective Date shall be included in the Startup Cost total. Startup Costs shall be paid to Fleet within thirty (30) calendar days after receipt of the invoice for such Startup Costs. PrivilegeONE represents and warrants to Fleet that it has obtained, by the Effective Date, a guaranty from Calton, Inc. to pay, in full, the total Startup Costs owed to Fleet in the event that PrivilegeONE is unwilling or unable to pay such costs to Fleet. An executed copy of such Corporate Guaranty is set forth as Exhibit F. This Section shall survive termination of this Agreement.

         4.7 CREDIT CARD PLASTIC CHARGE. PrivilegeONE shall pay to Fleet five hundred dollars ($500) for each unique Credit Card that Fleet develops pursuant to this Agreement. The setup of each unique Dealer name and generation of a sample plastic will be considered a unique plastic for this purpose. Payment will be due to Fleet upon receipt of the sample plastic. Payment to Fleet will be in the form of a monthly wire transfer as instructed by Fleet. If the accrued amount shall be equal to or exceed $10,000, such payment shall be wired weekly. This Section shall survive termination of this Agreement.

         4.8 SWEEPSTAKES PROGRAM. PrivilegeONE agrees to design, fund and submit to Fleet, for Fleet's prior written approval, which shall not be unreasonably withheld, a sweepstakes program for Cardholders participating in the Credit Card Loyalty Program. At PrivilegeONE's request, Fleet agrees to provide to PrivilegeONE a list of no less than three (3) acceptable sweepstakes vendors, and PrivilegeONE agrees to use one such vendor in designing the sweepstakes program. Such sweepstakes program shall be commercially available to Cardholders within nine (9) months after the Implementation Date, except where prohibited by Applicable Law.

         4.9 DEALER INCENTIVES. Subject to Fleet's prior written approval, which shall not be unreasonably withheld, PrivilegeONE will develop and fund an incentive program for Dealers and the Dealer finance manager or functional equivalent to encourage Dealers and the Dealer finance manager or functional equivalent to participate in, and offer, the Credit Card Loyalty Program. Any changes or revisions to such incentive programs, including whether to continue such incentive program, shall be subject to Fleet's prior written approval, which will not be unreasonably withheld.

         4.10 FLEET CORRESPONDENCE. Any correspondence received by PrivilegeONE that is intended for Fleet (E.G., Applications, payments, billing inquiries, etc.) shall be deposited with an overnight courier within forty-eight (48) hours of receipt to be forwarded to Fleet. Fleet shall bear the cost of such delivery. Any correspondence received by the Dealers that is intended for Fleet (E.G., Applications, payments, billing inquiries, etc.) shall be deposited with an overnight courier or sent by first class mail at the Dealers' expense within forty-eight (48) hours of receipt to be forwarded to Fleet. PrivilegeONE agrees to use its best efforts to require Dealers to comply with the provisions of this Section 4.10.

         4.11 REASONABLE ASSISTANCE. PrivilegeONE agrees to provide Fleet with such information and assistance as may be reasonably requested by Fleet in connection with the Program.

         4.12 DEALER CONTRACTS. PrivilegeONE agrees to enter into Dealer Contracts with Dealers governing the Dealers' participation in the Credit Card Loyalty Program. Each Dealer Contract will be as set forth in Exhibit G, subject to change only with Fleet's prior written approval. Each Dealer Contract will contain trademark licensing language, as set forth in Exhibit G, providing PrivilegeONE with the right to sublicense the Dealer Trademarks to Fleet for Fleet to use as set forth in this Agreement. PrivilegeONE agrees and acknowledges that Fleet will only issue a Credit Card bearing a Dealer Trademark after PrivilegeONE has executed a Dealer Contract with such Dealer and Fleet determines, in Fleet's sole discretion, that such Dealer

                  Contract contains the appropriate trademark language permitting Fleet to use such Dealer Trademark as set forth in this Agreement.

         4.13     SECURITY.

                  (a) PrivilegeONE shall maintain adequate security procedures, including without limitation, firewalls and virus protection, to protect the privacy and information of Applicants and Customers.

                  (b) PrivilegeONE shall require Dealers, in each Dealer Contract, to maintain adequate security procedures to protect the privacy and information of Applicants.

                  (c) Fleet shall have the right to perform initial and periodic on-site security reviews at PrivilegeONE and at the respective Dealers under conditions substantially similar to those set forth in Section 2.13(c).

5.       PRIVILEGEONE MARKETING EFFORTS
         ------------------------------

         5.1 In the event that PrivilegeONE elects to conduct separate marketing or solicitation efforts to solicit Applications for the Program during the term of this Agreement, PrivilegeONE shall bear all costs related to developing and administering such marketing and solicitation efforts. Notwithstanding the foregoing, Fleet shall have the right of prior approval of the commencement of such marketing and solicitation efforts, and of all solicitation materials generated for such marketing and solicitation efforts, which approvals shall not be unreasonably withheld. All costs incurred by Fleet in developing and administering, or assisting PrivilegeONE in developing or administering such marketing or solicitation efforts, and all costs incurred by Fleet as a result of Fleet's support of such marketing and solicitation efforts shall be deducted from compensation payments due PrivilegeONE under this Agreement if not previously paid by PrivilegeONE to Fleet.

6.       REWARDS PROGRAM
         ---------------

         6.1 DESCRIPTION. Fleet and PrivilegeONE shall work together to develop and maintain a Credit Card Loyalty Program, as described in Section 2.1 and Exhibits C and D, that is competitive in the marketplace for credit cards and related products. The purpose of the Credit Card Loyalty Program is to provide Cardholders with product incentives to encourage Cardholders to make purchases on Accounts.

         6.2 LAUNCH OF CREDIT CARD LOYALTY PROGRAM. PrivilegeONE and Fleet shall work together to establish a mutually acceptable Credit Card Loyalty

                  Program that is commercially available to consumers and Customers by the Implementation Date.

         6.3 PROGRAM RULES. The Credit Card Loyalty Program terms and conditions shall govern the rights of Cardholders to earn and redeem Credit Card Loyalty Points, including redemption rights following termination of this Agreement; provided that under no circumstances shall the parties hereto have any liability whatsoever to Cardholders under the Program rules beyond the time period established for such liability by this Agreement.


         6.4 RESPONSIBILITY FOR IMPLEMENTATION OF THE CREDIT CARD LOYALTY PROGRAM. Except as set forth in Sections 3.8 and 6.7, PrivilegeONE agrees to be solely responsible for, and to bear the expense of the development, implementation and administration of the Credit Card Loyalty Program, and the payment, provision and redemption of all Credit Card Loyalty Points. This Section 6.4 shall survive termination of this Agreement.

         6.5 CONTINUATION OF CREDIT CARD LOYALTY PROGRAM. PrivilegeONE agrees to facilitate Cardholders' participation in the Credit Card Loyalty Program and accrual of Credit Card Loyalty Points under the Credit Card Loyalty Program pursuant to this Agreement. Subject to Section 10.13, if the Credit Card Loyalty Program is terminated during the term of this Agreement, (i) PrivilegeONE and Fleet shall provide to Cardholders notice of such intent to terminate the Credit Card Loyalty Program with the cost to be shared equally by Fleet and PrivilegeONE; (ii) Cardholders shall stop earning Credit Card Loyalty Points under the Credit Card Loyalty Program as of the date of such notice; and (iii) PrivilegeONE and Fleet shall continue to redeem Credit Card Loyalty Points earned by Cardholders for a minimum period of six (6) months after the date of such notice (the "Post Termination Period"). Upon expiration of the Post-Termination Period, Fleet and PrivilegeONE shall extend such period for up to an additional six (6) months, if necessary, to provide for any then outstanding rebate obligations (the "Extended Termination Period"). In the event of the termination of individual Dealers from the Program, Fleet will assist PrivilegeONE in notifying Cardholders of their options at the time with cost to be shared equally by Fleet and PrivilegeONE.

         6.6 CALTON, INC. ASSISTANCE. PrivilegeONE shall provide that in the event of termination pursuant to Sections 10.4, 10.5 or 10.6, Calton, Inc. will guarantee the administration of the Credit Card Loyalty Program during the Post-Termination Period and any Extended Termination Period pursuant to the Guaranty referenced in Section 13.1(j).

         6.7      REBATES.

                  (a) PrivilegeONE will be responsible for collecting all funding, including funding for the Credit Card Loyalty Points, that is provided by the Dealers. If any Dealer does not remit the required funds for Credit Card Loyalty Points, as between Fleet and PrivilegeONE, PrivilegeONE will be responsible for that amount. Except as otherwise stated in this
                           Section 6.7, as between Fleet and PrivilegeONE, PrivilegeONE will solely bear the cost of the PrivilegeONE Membership Plan, the Credit Card Loyalty Program and the redemption of all Credit Card Loyalty Points, including Rebates.

                  (b) COST OF REBATES. As part of the Credit Card Loyalty Program, each Cardholder, in Good Standing, will be eligible to redeem their Credit Card Loyalty Points for a Rebate of up to seven-hundred-fifty dollars ($750) toward the lease or purchase of a Vehicle from a Dealer, provided the Cardholder meets specified terms and conditions to qualify for such Rebate. If a Cardholder's Rebate is less than two hundred and fifty dollars ($250.00), Fleet shall not bear any portion of the Rebate amount. If a Cardholder's Rebate is at least two hundred and fifty dollars ($250.00), but not more than seven hundred and fifty dollars ($750.00), Fleet shall bear the cost of the Rebate, less two hundred and fifty dollars ($250.00). Credit Card Loyalty Points may be redeemed at a rate of one (1) U.S. Cent ($.01) per point accumulated.

                  (c) MINIMUM REBATE REDEMPTION. The minimum Credit Card Loyalty Program Rebate redemption will be one hundred and fifty dollars ($150.00).

                  (d) TRANSFER OF CREDIT CARD LOYALTY POINTS. If a Cardholder moves more than seventy-five (75) miles away from his or her original Dealer during the duration of the Credit Card Loyalty Program then Cardholder shall have the option of transferring the membership in the Credit Card Loyalty Program from the original PrivilegeONE Dealer to another PrivilegeONE Dealer in his or her new area. If the Cardholder elects to transfer to a participating Dealer, the Cardholder shall pay a $100 transfer fee which fee shall be shared equally by PrivilegeONE and Fleet.

                  (e) REBATE REQUIREMENTS. To obtain a Rebate, (i) the Cardholder's Account must be open and in Good Standing at the time of the redemption, and (ii) the consumer purchasing a Vehicle to which the Rebate shall be applied must be the Cardholder of such Credit Card on which the Rebate is based, or any authorized user of such

                           Credit Card or a verifiable member of the Cardholder's household provided that the primary Cardholder must pre-authorize, in writing, the use of the Rebate. The Dealer selling the Vehicle to Cardholder must be the Dealer represented on the Cardholder's Credit Card.

                  (f) PROGRAM RULES. Credit Card Loyalty Point Program rules will be adopted prior to the Implementation Date and will 1) not conflict with the provisions of this Agreement and 2) among other things will contain a statement to the effect that PrivilegeONE and the Dealers, as applicable, are responsible for the operation and administration of the Credit Card Loyalty Program, including PrivilegeONE Cardholder incentives and the redemption of Credit Card Loyalty Points.

7.       PRIVILEGEONE DEALERS
         --------------------

         7.1 DEALER PARTICIPATION IN THE PROGRAM. PrivilegeONE shall use commercially reasonable efforts to inform Dealers of the Credit Card Loyalty Program and to support and encourage Dealers to participate in the Credit Card Loyalty Program.

         7.2      DEALER INSTRUCTIONS AND TRAINING.

                  (a) To support and facilitate the success of the Credit Card Loyalty Program, and to avoid Credit Card Loyalty Program related adverse exposure, PrivilegeONE and Fleet agree to consult in a joint effort to address the risk of any unfair or deceptive practices, or other inappropriate or illegal activities associated with the Credit Card Loyalty Program. In this regard, the parties agree to provide training materials (including without limitation Scripts and talking points) to Dealers participating in the Credit Card Loyalty Program, including written instructions that Dealers present the Credit Card Loyalty Program to Customers and other consumers only in a manner that is consistent with the Scripts, Marketing Materials and the scope of the Credit Card Loyalty Program, and PrivilegeONE shall use commercially reasonable efforts to ensure that Dealers participating in the Credit Card Loyalty Program use only such Scripts and Marketing Materials and that the promotional efforts of such Dealers are consistent in all material respects with such Scripts and Marketing Materials.

                  (b) PrivilegeONE and Fleet shall design and PrivilegeONE shall prepare and bear the cost of the training materials (including without limitation Scripts and talking points) to be used to train Dealers participating in the Credit Card Loyalty Program.

                           PrivilegeONE, at its own expense, shall deliver the training materials to Dealers that desire to participate in the Credit Card Loyalty Program. PrivilegeONE agrees that it shall distribute only the training materials prepared and approved by Fleet and PrivilegeONE (final approval by Fleet) when training Dealers in the Credit Card Loyalty Program. PrivilegeONE also shall bear the cost of the preparation and delivery of such additional training materials for the continuing education of Dealers, as reasonably directed from time to time by Fleet.

                  (c) PrivilegeONE shall instruct Dealers to refer to the Web Site, all Applicant questions about the Credit Card Loyalty Program that are not answered in the training materials provided by Fleet for such purpose. For questions not answered in either the training materials provided by Fleet for such purpose or the Web Site, PrivilegeONE shall instruct Dealers to refer to Fleet, using the telephone number provided by Fleet, all such Applicant questions.

                  (d) PrivilegeONE agrees to instruct and require all Dealers to permit only the Dealer's finance manager or functional equivalent to administer the Credit Card Loyalty Program, including, without limitation, assisting Customers with Applications.

         7.3 USE OF CURRENT AND APPROVED MARKETING MATERIALS. PrivilegeONE shall use, and shall use commercially reasonable efforts to ensure that Dealers participating in the Credit Card Loyalty Program use, only current Scripts and Marketing Materials prepared or approved by Fleet prior to such use.

         7.4      CONSUMER COMPLAINTS OR IMPROPER ACTIVITIES.

                  (a) PrivilegeONE shall promptly notify Fleet, in writing, of Credit Card Loyalty Program-related complaints it receives relating to its conduct or the conduct or language of any Dealers, including complaints of alleged inappropriate activity. In the event that PrivilegeONE or Fleet discover that one or more Dealers have solicited consumers for Credit Cards using language or materials different than current Scripts and Marketing Materials created or approved by Fleet for such purpose, or if PrivilegeONE or Fleet determine that a Dealer is allowing employees to assist Customers or other consumers with Applications, including the provision of firm offers to Customers or other consumers, as required by Applicable Law, other than such Dealer's finance manager or functional equivalent, PrivilegeONE shall immediately terminate such Dealer's participation in the Credit Card Loyalty Program or take such other steps as directed by Fleet.

                  (b) In the event that (i) Fleet receives or is otherwise notified of a complaint of misrepresentation by PrivilegeONE or any Dealer related to the Credit Card Loyalty Program, or (ii) Fleet is made aware that any Dealer is soliciting consumers for the Credit Card Loyalty Program using language and materials other than current Scripts or Marketing Materials, then Fleet shall promptly notify PrivilegeONE of such activity and PrivilegeONE shall cure such activity within five (5) business days of notification. In the event that PrivilegeONE does not cure such activity within such five (5) business day period to Fleet's sole and complete satisfaction, Fleet shall have the right to terminate this Agreement by providing notice to PrivilegeONE, which shall state Fleet's intention to terminate this Agreement, and shall be provided within thirty (30) calendar days after such five (5) business day period. Such termination by Fleet shall be effective within thirty (30) days of such notice.

                  (c) Upon receipt of notification of such complaint against, or activity by, any Dealer, in addition to other remedies available to Fleet in this Agreement and as provided by Applicable Law, Fleet and PrivilegeONE shall audit the Credit Card Loyalty Program-related solicitations of such Dealer, and in the event that Fleet determines that such Dealer misrepresented the Credit Card Loyalty Program to consumers or to Cardholders, or if such Dealer used language other than the Scripts or Marketing Materials approved by Fleet for use at the time of the alleged activity, and which contained misrepresentations or information materially adverse to Fleet or the Credit Card Loyalty Program as determined by Fleet, Fleet shall have the right to receive a refund from PrivilegeONE for payments made or due to be made for any Account cancelled as a result of such Dealer's misrepresentation.

         7.5      GOVERNMENT ACTION.

                  (a)      If Fleet is notified or otherwise becomes aware of
                           (i) any Credit Card Loyalty Program-related complaint or formal investigation of allegations of an unfair or deceptive business practice of PrivilegeONE or any Dealer, by the Federal Trade Commission or by any Attorney General, District Attorney or other state or federal regulator, agency or official, (ii) a Credit Card Loyalty Program-related investigation of alleged violations of the federal Equal Credit Opportunity Act or similar state law by PrivilegeONE or any Dealer, by the Federal Trade Commission or by any Attorney General, District Attorney or other state or federal regulator, agency or official, PrivilegeONE shall cure or demand that the

                           Dealer cure such activity within thirty (30) days of such notice. If such activity is not cured in all respects within such thirty (30) day period, Fleet shall have the right to terminate the Dealer's participation, the Program or this Agreement by providing thirty (30) days' written notice to PrivilegeONE and termination shall be effective as of such date.

                  (b) If PrivilegeONE is notified or otherwise becomes aware of (i) any Credit Card Loyalty Program-related complaint or formal investigation of allegations of an unfair or deceptive business practice of Fleet, by the Federal Trade Commission or by any Attorney General, District Attorney or other state or federal regulator, agency or official, (ii) a Credit Card Loyalty Program-related investigation of alleged violations of the federal Equal Credit Opportunity Act or similar state law by Fleet, by the Federal Trade Commission or by any Attorney General, District Attorney or other state or federal regulator, agency or official, Fleet shall cure such activity within thirty (30) days of such notice. If such activity is not cured in all respects within such thirty (30) day period, PrivilegeONE shall have the right to terminate the Program and this Agreement by providing thirty (30) days' written notice to Fleet and termination shall be effective as of such date.

                  (c) If, at any time during the term of this Agreement, PrivilegeONE or Dealers are conducting activities in the Credit Card Loyalty Program that Fleet determines are harmful to Fleet's relationships with its state or federal supervisory agencies, Fleet shall promptly notify PrivilegeONE of such activity and provide evidence of such harm, and PrivilegeONE shall cure such activity within thirty (30) days of notice to PrivilegeONE. Upon receipt of such notice, PrivilegeONE shall suspend immediately, and shall instruct Dealers to suspend, any and all such Credit Card Loyalty Program-related promotional activities and such promotional activities shall remain suspended unless and until Fleet provides PrivilegeONE with express written consent to resume such promotional activities. If PrivilegeONE does not cure such activity within such thirty (30) day period, Fleet shall have the right to terminate this Agreement by providing thirty (30) days' notice of such intent to terminate.

8.       MARKETING MATERIALS
         -------------------

         8.1 COST AND DESIGN OF MARKETING MATERIALS. Fleet shall bear the costs of producing and distributing all Marketing Materials (other than Scripts and talking points) necessary to support Point-of-Sale marketing efforts by Dealers. Fleet shall also bear the costs of producing and distributing all

                  Marketing Materials necessary to support Accounts generated solely as a result of Fleet's own marketing efforts ("Fleet Sourced Accounts"). PrivilegeONE shall bear the costs of producing and distributing all Marketing Materials necessary to support the generation of all other Dealer Sourced Accounts. Fleet and PrivilegeONE shall jointly design all Marketing Materials and in all cases Fleet shall have final approval rights with respect to all Marketing Materials and other solicitation materials relating to or used in connection with the Program.

         8.2 OWNERSHIP OF MARKETING MATERIALS. Fleet shall be the sole and complete owner of, and PrivilegeONE shall have no right, title or interest in, any and all Marketing Materials, and such ownership shall in no way be affected by termination of this Agreement or the Program.

         8.3 REVISIONS OF MARKETING MATERIALS. Fleet agrees to promptly modify, republish and make available updated or revised Marketing Materials to effect changes needed because of regulatory or other legal changes or requirements. Any such modifications or revisions to Marketing Materials by Fleet shall be made available to PrivilegeONE on the Fleet Web Site, and shall be made available to Dealers on the Web Site. PrivilegeONE agrees, and shall require Dealers, to destroy those outdated and superceded Marketing Materials that are within the inventory or possession of PrivilegeONE or Dealers, as applicable, and to promptly replace all outdated and superceded Marketing Materials with approved Marketing Materials from Fleet. Fleet agrees to reimburse PrivilegeONE for all reasonable costs and expenses incurred by PrivilegeONE to modify, republish and distribute any Marketing Materials (other than Scripts and talking points) related to Point-of-Sale marketing efforts by Dealers as a result of such changes and to destroy superseded Marketing Materials related to Point-of-Sale marketing efforts by Dealers.

9.       COMPENSATION
         ------------

         9.1 METHOD OF PAYMENT. The parties shall pay the fees or compensation owed to the other in accordance with Exhibit A. Unless otherwise provided in this Agreement, all such payments shall be by wire transfer as instructed by the receiving party.

         9.2 COMPENSATION UPON TERMINATION. If either party terminates this Agreement, the obligation of Fleet to pay any compensation as described in Exhibit A shall cease, effective as of the date of termination, provided that all compensation accrued and payable to PrivilegeONE for any prior periods or portions thereof shall be remitted to PrivilegeONE in accordance with this Agreement.

10.      TERM AND TERMINATION
         --------------------

         10.1 ORIGINAL TERM. Subject to the provisions of this Section 10, the term of this Agreement shall be five (5) years from the Implementation Date of this Agreement ("Original Term").

         10.2 RENEWAL TERM. After the Original Term, this Agreement shall automatically renew for periods of two (2) years ("Renewal Term") unless either party, with or without cause, provides written notice to the other party of nonrenewal at least one-hundred-twenty (120) days, but no more than one-hundred-eighty (180) days prior to the expiration of the Original Term or any subsequent Renewal Term.

         10.3 MATERIAL BREACH AND CURE PERIOD. In the event of any material breach of this Agreement by Fleet or PrivilegeONE, the non-breaching party may terminate this Agreement by giving notice ("Breach Notice") to the breaching party. The Breach Notice shall (i) describe the material breach; and (ii) state the party's intention to terminate this Agreement. If the breaching party does not cure or substantially cure such breach within thirty (30) calendar days after receipt of the Breach Notice as described in this section (the "Cure Period"), then the non-breaching party may immediately terminate this Agreement by giving notice following the end of such Cure Period ("Termination Notice"). The Termination Notice shall (i) state the terminating party's intention to terminate this Agreement pursuant to this Section 10.3, and shall be provided to the breaching party within fifteen (15) calendar days following the Cure Period.

         10.4 TERMINATION DUE TO ACCOUNT GOAL SHORTFALL. If at the end of twelve (12) months following the Performance Date (the "Determination Date"), fewer than ten thousand (10,000) Accounts have been opened under the Program either party shall have the right to terminate this Agreement. The terminating party must provide written notice of its intent to terminate under this Section 10.4 within thirty (30) days following the Determination Date. The effective date of termination under this Section 10.4 shall be the Determination Date.

         10.5 TERMINATION DUE TO INADEQUATE AVERAGE BALANCE. If at the end of the Determination Date, Active Accounts have an average balance of less than two thousand dollars ($2,000), either party shall have the right to terminate this Agreement. The terminating party must provide written notice of its intent to terminate under this Section 10.5 within thirty (30) days following the Determination Date. The effective date of termination under this Section 10.5 shall be the Determination Date.

         10.6 OTHER TERMINATION RIGHTS. If exercised, the effective date of termination under Section 10.6(a) through 10.6(d) will be the Determination Date. Notice of termination under Section 10.6(a) to 10.6(d) must be sent in writing to the other party within sixty (60) days of the Determination Date.

                  (a) If, during the twelfth calendar month after the Performance Date, the average number of Applications submitted to Fleet by Dealers that entered into a Dealer Contract by the end of the tenth calendar month after the Performance Date is less than fifteen
                           (15), either party shall have the right to terminate this Agreement by providing notice to the other.

                  (b) If, as of the Determination Date, the Dealer Sales Rate (as defined in Exhibit A), as measured during the three (3) previous calendar months, is less than fifteen percent (15%), either party shall have the right to terminate this Agreement by providing notice to the other.

                  (c) If, as of the Determination Date, less than fifty percent (50%) of the Dealer Sourced Accounts that have been open for at least two (2) months are Active Accounts, either party shall have the right to terminate this Agreement by providing notice to the other.

                  (d) If, as of the Determination Date, less than sixty percent (60%) of the Dealer Sourced Accounts that have been open for at least (2) months had finance charges posted to the Accounts during the previous billing cycle, either party shall have the right to terminate this Agreement by providing notice to the other. This calculation shall exclude those Accounts that carried a zero percent (0%) interest rate during the previous billing cycle.

         10.7 INSOLVENCY. If either Fleet or PrivilegeONE becomes insolvent in that its liabilities exceed its assets, or is adjudicated insolvent, or takes advantage of, or is subject to, any insolvency proceeding, or makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation, then the other party may immediately terminate this Agreement. For purposes of this Section, all loans or advances received by PrivilegeONE from Calton, Inc., including the capitalization guaranty provided in accordance with
                  Section 13.1(j), shall at all times be considered equity of PrivilegeONE.

         10.8 CHANGE IN LEGAL, REGULATORY OR OTHER REQUIREMENTS. Upon at least one-hundred-eighty (180) days prior written notice to the other party, either party may terminate this Agreement if any change occurs in the legal or regulatory requirements applicable to the Program, or in the Visa rules applicable to the Program, that, (i) has a substantial negative impact on the financial burdens or rewards of the terminating party with respect to the Program, which the non-terminating party is unwilling or unable to accommodate; or (ii) would render performance of a material obligation of the terminating party hereunder illegal or otherwise subject to legal challenge, unless performance of such material obligation is waived by the non-terminating party.

         10.9 CHANGE IN CONTROL. Either party may terminate this Agreement with sixty (60) days notice to the non-terminating party in the event that there is a change in control of the non-terminating party. For this purpose, a change in control shall mean the acquisition of more than a twenty-five percent (25%) interest by a single entity in the non-terminating party or in a parent company of the non-terminating party. In the event of a change of control of a Dealer, the parties will mutually agree as to whether to terminate the Dealer's participation in the Program.

         10.10 APPLICABLE LAW. This Agreement and all provisions herein will be subject to all Applicable Law. Neither party will be held in default for failure to perform under this Agreement if such failure is due to compliance with Applicable Law.

         10.11 UNCONTROLLABLE FORCE. Neither party shall be considered to be in default in the performance of any obligations under this Agreement when a failure of performance shall be due to an uncontrollable force. The term "uncontrollable force" as used in this Agreement, shall mean an unanticipated event which is not reasonably within the control of the affected party and which by exercise of reasonable due diligence, such affected party could not reasonably have been expected to avoid, overcome or obtain or cause to be obtained a commercially reasonable substitute therefor. Such causes may include, without limitation, the following: flood, earthquake, tornado, storm, fire, explosion, public emergency, civil disobedience, labor dispute, labor or material shortage, sabotage, restraint by court order or public authority (whether valid or invalid), and action or non-action by or inability to obtain or keep the necessary authorizations or approvals from any governmental agency or authority; however, no party shall be relieved of its obligations hereunder, if its failure of performance is due to removable or remediable causes which such party fails to remove or remedy using commercially reasonable efforts within a reasonable time period. Either party rendered unable to fulfill any of its obligations under this Agreement by reason of an uncontrollable force shall give prompt notice of such fact to the other, followed by written confirmation of notice, and shall exercise due diligence to remove such inability with all reasonable dispatch.

         10.12    USE OF TRADEMARKS UPON TERMINATION.

                  (a) Upon termination of this Agreement, Fleet shall have the right to use the Dealer Trademarks on Credit Cards, periodic statements and records of, or correspondence to, any Cardholder until expiration of the Credit Cards issued prior to such termination, and thereafter Fleet shall cease to use the Dealer Trademarks except for identification purposes when necessary on Cardholder service or collection letters. Except as otherwise provided in this Agreement, Fleet agrees that upon such termination it will not claim any right, title, or interest in or to the Dealer Trademarks provided pursuant to this Agreement. However, Fleet may use the Dealer Trademarks to complete any solicitation that Fleet is required by law to complete.

                  (b) Upon termination of this Agreement, PrivilegeONE shall not attempt to, and contractually shall prohibit any Dealer from attempting to, cause the removal of Dealer Trademarks from any Credit Cards, checks or records of any Cardholder with respect to the Program, already existing on the effective date of termination of this Agreement.

                  This Section 10.12 shall survive termination of this Agreement.

         10.13 CARDHOLDER NOTICE OF TERMINATION OF PROGRAM. Both Fleet and PrivilegeONE shall have the right to prior review and approval of any notice in connection with, or relating or referring to the termination of this Agreement to be communicated by the parties to Cardholders or to Customers. In the event of a material breach by either party, the breaching party shall bear the cost of developing and distributing such notice to Cardholders and to Customers. In the event of a termination for other cause, both parties shall bear one-half of the cost of developing and distributing such notice to Cardholders and to Customers. The parties shall mutually agree upon the language and format of the notice of termination. If the parties are unable to reach a consensus conclusion on the language and format of the notice of termination within thirty
                  (30) days of the effective date of the termination of this Agreement, Fleet may communicate the fact of the termination of the Program to Cardholders and to Customers without stating the reasons for such termination and may describe to Cardholders or to Customers, a replacement credit card program for the Program without stating the reasons for the termination.

         10.14 NO EXCLUSIVITY UPON TERMINATION. Upon termination of this Agreement by either party for any reason, the exclusivity covenants set forth in Sections 3.6 and 4.1, and any subparagraphs thereof, shall be void and have no further force or effect.

11.      PROPRIETARY INFORMATION
         -----------------------

         11.1     PROPRIETARY AND CONFIDENTIAL INFORMATION.

                  (a) PrivilegeONE and Fleet acknowledge and agree that the Account Information, Credit Card Loyalty Points Information and Other Aggregate Information are the proprietary and confidential information of Fleet. Such Account Information, Credit Card Loyalty Points Information and Other Aggregate Information shall not be sold by PrivilegeONE, provided to any third party, or used for any purpose other than relating to the Program, without the prior written approval of Fleet, as required by Section 2.5.

                  (b) PrivilegeONE and Fleet acknowledge and agree that those certain portions of the PrivilegeONE NetworksSM and the Rebate Redemption Process developed exclusively by PrivilegeONE are and shall remain the proprietary processes of PrivilegeONE. Those certain portions of the PrivilegeONE NetworksSM and the Rebate Redemption Process shall not be sold by Fleet, provided to any third party, or used by Fleet for any purpose other than the Program. PrivilegeONE and Fleet acknowledge and agree that between them, the Customer Data is the proprietary and confidential information of PrivilegeONE. Such Customer Data shall not be sold by Fleet, provided to any third party, or used for any purpose other than relating to any purpose other than relating to the Program, without the prior written approval of PrivilegeONE, as required by Section 2.5.

                  (c) Fleet and PrivilegeONE agree that the contents of this Agreement are proprietary and shall not be disclosed to any governmental or regulatory agency, except as required by Applicable Law or as approved by the parties, in any literature, promotional material, training program or otherwise.

         11.2 IMPORTANCE OF CONFIDENTIAL INFORMATION. The parties understand and acknowledge that the Confidential Information has been developed or obtained by each respective party through the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset which provides the respective party with a significant competitive advantage, and needs to be protected from improper disclosure. Each party agrees to hold in confidence and to not disclose the Confidential Information of the other to any person or entity without prior written consent of the owner of such Confidential Information.

         11.3 USE OF CONFIDENTIAL INFORMATION. Each party shall use the other's Confidential Information solely in the performance of its obligations pursuant to this Agreement, or pursuant to prior written approval from the owner of such Confidential Information. The Confidential Information shall not be used by a party to compete with the other in any manner that is detrimental to the other.

         11.4 PROTECTION OF CONFIDENTIAL INFORMATION. Each party shall take all commercially reasonable steps to safeguard the other's Confidential Information so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party may, among other safeguards which may be necessary, disclose the other's Confidential Information to Dealers, its employees, agents, counsel and subcontractors only as necessary for such party to perform its obligations under this Agreement. Each party shall require Dealers, its employees, agents, counsel and subcontractors having access to any Confidential Information to protect and maintain the confidentiality of the Confidential Information.

         11.5 UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION. Each party shall promptly report to the other any unauthorized disclosure or use of the other's Confidential Information of which it becomes aware.

         11.6 OWNERSHIP OF CONFIDENTIAL INFORMATION. The disclosure of Confidential Information to the other party shall not constitute a grant to such party of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of the disclosing party, even if suggestions, comments, and/or ideas made by the receiving party are incorporated into the Confidential Information or related materials during the period of this Agreement. Nothing in this Agreement shall limit a party's rights to use its own Confidential Information in any manner whatsoever that is not in violation of this Agreement.

         11.7     COMPELLED OR APPROVED DISCLOSURE OF CONFIDENTIAL INFORMATION.

                  (a) If either party or any of its representatives are requested pursuant to, or become compelled by, Applicable Law or legal process to disclose any of Confidential Information, it will provide the other with prompt written notice so that such party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this provision. If such a protective order or other remedy is not obtained, or the party waives compliance with the terms of this Agreement, the disclosing party will furnish only that portion of the Confidential Information which is legally required and it shall cooperate with any efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information.

                  (b) If a party approves in writing the disclosure of its Confidential Information to a third party, the disclosing party shall enter into a confidentiality agreement with such third party which will require such third party to protect the confidentiality of the Confidential Information at a level and in a manner at least as stringent as the protection provided to the Confidential Information in this provision.

         11.8 RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement or upon the written request and sole election of the owner of the Confidential Information, the other party (i) shall return to the owner all of the Confidential Information, or (ii) shall destroy all of the Confidential Information, in its possession or control. Such party shall also deliver to the owner written statements signed by the party certifying that all materials have been returned or destroyed within a reasonable time period after receipt of the request.

         11.9 EQUITABLE RELIEF. Notwithstanding any other provision in this Agreement, each accepts and acknowledges that if it fails to comply with this Section 11, the other will suffer irreparable harm, which may not be adequately compensated for by monetary damages alone. Each party, therefore, agrees that in the event of a breach or threatened breach of this Section, the non-breaching party shall be entitled to injunctive and/or other preliminary or equitable relief, in addition to any other remedies as provided for in this Agreement.

         11.10 SURVIVAL. The provisions of this Section 11 shall survive the termination of this Agreement.

12.      NOTICE
         ------

         Unless otherwise specified in this Agreement, all notices required or permitted under this Agreement shall be in writing and may be sent by telecopier, facsimile, nationally recognized overnight courier service, or in-person delivery to the address shown below or to such other addresses as a party may designate by notice to the other:

         PRIVILEGEONE:     PrivilegeONE Networks LLC
                           2300 3rd Court
                           Vero Beach, Florida 32960
                           Attn: Thomas Corley, Chief Financial Officer
                                 Maria Caldarone, Executive Vice President
                           Fax No.: (410) 397-8332

         FLEET:            Fleet Credit Card Services, L.P.
                           101 Gibraltar Road
                           Horsham, PA  19044
                           Attn: Mr. Joseph Saunders, Chief Executive Officer Fax No.: (215) 444-5112

         CALTON:           Calton, Inc.
                           2013 Indian River Blvd.
                           Vero Beach, Florida 32960
                           Attn:  Maria Caldarone, Vice President
                           Fax No.: (561) 794-2828

         Notices sent by telecopier or facsimile shall be deemed to have been received upon receipt by the sending party of confirmation of written transmission. Notice by overnight courier service shall be deemed to have been received on the next business day after the date deposited with such courier. Notice by hand delivery shall be deemed received on the date of delivery to an officer of the receiving party.

13.      REPRESENTATIONS, WARRANTIES AND COVENANTS
         -----------------------------------------

The representations, warranties and covenants made in this Section 13 are as of the Effective Date and throughout the term of this Agreement.

         13.1     REPRESENTATIONS OF PRIVILEGEONE.

                  (a) CORPORATE EXISTENCE. PrivilegeONE represents and warrants that it is duly organized, validly existing and in good standing.

                  (b) CORPORATE POWER AND AUTHORIZATION. PrivilegeONE represents and warrants that it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. PrivilegeONE further represents and warrants that this Agreement constitutes a legal, valid and binding obligation of PrivilegeONE, enforceable against PrivilegeONE in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (c) NO THIRD PARTY APPROVAL. PrivilegeONE represents and warrants that no consent, approval or authorization from any third party is required in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect.

                  (d) NONCONTRAVENTION. PrivilegeONE represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not (i) violate PrivilegeONE's operating agreement or any equivalent organizational documents, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which PrivilegeONE is subject, or (iii) violate any material contract, instrument or document to which PrivilegeONE is a party, or (iv) constitute a default under any existing material contract, instrument or document to which PrivilegeONE is a party.

                  (e) NOTICE OF ADVERSE CONDITIONS. PrivilegeONE agrees to notify Fleet, subject to any confidentiality requirements, promptly after PrivilegeONE is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting its ability to perform its obligations hereunder, or in connection with the Program or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity of PrivilegeONE that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on Fleet. PrivilegeONE also agrees, subject to any confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of its activities contemplated under this Agreement.

                  (f) TRADEMARKS. PrivilegeONE represents and warrants to Fleet as of the date hereof and throughout the term of this Agreement that it has the right and power to license the PrivilegeONE Trademarks and the Dealer Trademarks to Fleet for use as contemplated by this Agreement.

                  (g)      INSURANCE.

                           (i) PrivilegeONE shall maintain, as of the Effective Date and throughout the term of this Agreement, including any Renewal Term, with a financially sound and reputable insurance company, insurance, in at least such amounts as $1,000,000, and against at least such risks (but including in any event public liability, product liability and business interruption) $5,000,000, and furnish to Fleet, upon request, full information as to the insurance carried. PrivilegeONE shall (x) provide Fleet with a certificate of liability insurance evidencing that the required coverage is in full force and effect annually, (y) name Fleet as an additional insured on such insurance policy, and (z) require any insurer providing such coverage to PrivilegeONE to notify Fleet of cancellation or change in such coverage.

                           (ii) PrivilegeONE will require Dealers to maintain insurance coverage for claims and liabilities arising from the conduct of the Dealers, their directors, officers or employees, including but not limited to claims for breach of trust or duty, errors and omissions, negligence, embezzlement, failure to comply with "truth in lending" statutes, infidelity and fraud. Minimum adequate coverage shall include, but not be limited to, directors' and officers' liability and employment practices coverage of at least $750,000, errors and omissions coverage of at least $750,000 and crime insurance coverage of at least $25,000 per incident.

                           (iii) PrivilegeONE will purchase and maintain an insurance policy covering but not limited to the following risks: The enforcement costs and any results related to Dealer non-performance or non-compliance with the Dealer Contracts, any related Cardholder claims including but not limited to, claims that could arise as a result of Dealer non-performance or non-compliance with the Dealer Contracts, any claims resulting from the failure of PrivilegeONE or a Dealer to pass on a valid trademark license to Fleet, or any claims against PrivilegeONE or Fleet, resulting from the use of unlicensed intellectual property of a third party.

                  (h) CONTINGENCY RESERVE. During the term of this Agreement, PrivilegeONE shall maintain, as a separate asset of PrivilegeONE, a contingency reserve fund equal to three and one-half percent (3.5%) of all net revenues (including Dealer sign-up fees and monthly fees, Fleet royalties, Fleet New Account Fees, and any other revenues collected by PrivilegeONE), received by PrivilegeONE under this Program. Such contingency reserve will be in the form of cash and shall not exceed $1,500,000 at any time during the term of this Agreement or any Renewal Term. PrivilegeONE agrees that such reserve will be established and maintained to ensure PrivilegeONE's ability to meet all of its obligations under this Agreement, including without limitations the indemnification provisions of Section 14.1. Upon termination of this Agreement for any reason, the contingency reserve shall be reduced to $750,000 at the discretion of PrivilegeONE and it shall remain in place during the Post-Termination Period and any Extended Termination Period.

                  (i) CAPITALIZATION. During the first six (6) months of the Original Term, PrivilegeONE shall be adequately funded for purposes of conducting its business and performing its obligations under this Agreement (the "Initial Capitalization"). The level of the Initial Capitalization shall be no less than five hundred thousand dollars ($500,000) in cash. Commencing on the seventh month of the Original Term, PrivilegeONE shall maintain a Capitalization of no less than five hundred thousand dollars ($500,000) in the form of cash, or a guarantee note from Calton, Inc. (the "Capitalization Floor") for the remainder of the Original Term. The Initial Capitalization and Capitalization Floor will be established and maintained to ensure PrivilegeONE's ability to meet all of its obligations under this Agreement, including without limitation the indemnification provisions of Section 14.1.

                  (j) CORPORATE GUARANTY. PrivilegeONE represents and warrants to Fleet that it has obtained, by the Effective Date, a guaranty from Calton, Inc. to (a) maintain the post-termination administration of the Credit Card Loyalty Program as provided in Section 6.6, (b) fund the Initial Capitalization and the Capitalization Floor provided for in Section 13.1(i),
                           (c) pay PrivilegeONE's obligations under Sections 4.7 and 4.6 and (d) in the event of termination to fulfill PrivilegeONE's post-termination obligations under Section 14.1. An executed copy of such guaranty is set forth in Exhibit F.

                  (k) APPLICABLE LAW. PrivilegeONE and the Dealers shall comply with Applicable Law in the performance of their obligations under this Agreement.

         13.2     REPRESENTATIONS OF FLEET.

                  (a) CORPORATE EXISTENCE. Fleet represents and warrants that it is duly organized, validly existing and in good standing.

                  (b) CORPORATE POWER AND AUTHORIZATION. Fleet represents and warrants that it has all necessary power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. Fleet further represents and warrants that this Agreement constitutes a legal, valid and binding obligation of Fleet, enforceable against Fleet in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity.

                  (c) NO THIRD PARTY APPROVAL. Fleet represents and warrants that no consent, approval or authorization from any third party is required in connection with the execution, delivery and performance of this Agreement, except such as have been obtained and are in full force and effect.

                  (d) NONCONTRAVENTION. Fleet represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement do not and will not
                           (i) violate Fleet's charter or by-laws or any equivalent organizational document, or (ii) violate any applicable material law, rule, regulation, judgment, injunction, order or decree to which Fleet is subject, or (iii) violate any material contract, instrument or document to which Fleet is a party or
                           (iv) constitute a default under any existing material contract, instrument or document to which Fleet is a party.

                  (e) NOTICE OF ADVERSE CONDITIONS. Fleet agrees to notify PrivilegeONE, subject to any confidentiality requirements, promptly after Fleet is notified, and in any case no later than fifteen (15) days thereafter, of any order by any court or regulatory body or any agreement with a court or regulatory body materially and adversely affecting its ability to perform its obligations hereunder, or in connection with the Program or engage in any activities, contemplated in connection with the Program or under this Agreement or is notified of any activity of Fleet that would reasonably be expected to have a material adverse effect on the Program or would reasonably be expected to have a material adverse effect on Fleet. Fleet also agrees, subject to any confidentiality requirements, to provide advance warning of any discussions with any court or regulatory body that would reasonably be expected to adversely and materially affect any of its activities contemplated under this Agreement.

                  (f) FLEET TRADEMARKS. Fleet represents and warrants to PrivilegeONE as of the date hereof and throughout the term of this Agreement that it has the right and power to license the Fleet Trademarks to PrivilegeONE for use as contemplated by this Agreement.

                  (g) APPLICABLE LAW. Fleet shall comply with Applicable Law in the performance of its obligations under this Agreement.

14.      INDEMNIFICATION
         ---------------

         14.1 PrivilegeONE will indemnify and hold harmless Fleet, its directors, officers, agents, employees, affiliates, successors and assigns from and against any and all liability, causes of action, claims, and the reasonable and actual costs incurred in connection therewith, resulting from (i) the PrivilegeONE Trademark and Dealer Trademark licenses granted in this Agreement, or from Fleet's use of the PrivilegeONE Trademarks or Dealer Trademarks in reliance thereon, (ii) any other claim that any of PrivilegeONE's proprietary inventions, procedures, products, patents, patent applications or copyrights used by PrivilegeONE (or by Fleet on its behalf) in conjunction with the Program infringes a patent, industrial design, copyright, or trademark of a third party, (iii) claims, government or regulatory investigations that PrivilegeONE or a Dealer has violated any Applicable Laws, including privacy laws, (iv) a breach by PrivilegeONE of this Agreement, (v) any deceit, misconduct, misrepresentation, negligence and/or fraud on the part of PrivilegeONE in performing its obligations as set forth in this Agreement, or any Dealer or Dealer employees in performing its duties in connection with the Program, (vi) any claims, demands or lawsuits (threatened or pending) by a Dealer, Cardholder, or other consumer for compensation or payments due to it for its participation in the Program, with the exception of claims arising from credit decisions, or
                  (vii) a Dealer's failure to use only current Scripts and Marketing Materials prepared or approved by Fleet in writing prior to such use. In the event any claim related to any of the foregoing is made or any suit or action is commenced, PrivilegeONE will give notice to Fleet as promptly as practicable.

         14.2 Fleet will indemnify and hold harmless PrivilegeONE, its directors, officers, agents, employees, affiliates, successors and assigns from and against any and all liability, causes of action, claims, and the reasonable and actual costs incurred in connection therewith, resulting from (i) any claim that any of Fleet's proprietary inventions, procedures, products, patents, patent applications or copyrights used by Fleet (or by PrivilegeONE on its behalf) in conjunction with the Program infringe a patent, industrial design, copyright, or trademark of a third party, (ii) or claims or government investigations that Fleet has violated any Applicable Law, including privacy laws, (iii) a breach by Fleet of this Agreement, including, but not limited to, Fleet's misuse of or a breach of its obligations relating to the Dealer Trademarks or the PrivilegeONE Trademarks, (iv) any deceit, misconduct, misrepresentation, negligence and/or fraud on the part of Fleet in performing its obligations as set forth in this Agreement, or (v) claims by Customers or Cardholders relating to Fleet's credit determinations, including but not limited to Fleet's decision to issue or not issue a Credit Card. In the event any claim related to any of the foregoing is made or any suit or action is commenced, Fleet will give notice to PrivilegeONE as promptly as practicable.

         14.3 This Section 14 shall survive the termination of this Agreement for two (2) years.

15.      MISCELLANEOUS PROVISIONS
         ------------------------

         15.1 HEADINGS. The headings used at the beginning of each section of this Agreement are used for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

         15.2 WAIVER; PERFORMANCE. No failure or delay of any party in exercising any right, power or remedy provided by this Agreement shall operate as a waiver of such right, power or remedy and a single or partial exercise of any right, power or remedy provided by this Agreement shall not preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy provided by this Agreement.

         15.3 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         15.4 GOVERNING LAW. This Agreement shall be governed by and subject to the laws of the state of Rhode Island (without regard to its conflict of laws principles) and shall be deemed for all purposes to be made and fully performed in Rhode Island.

         15.5 ASSIGNMENT. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties to this Agreement and their respective successors and assigns. No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party. However, each party may assign, in whole or in part, any of its rights under this Agreement to any of its affiliates without the prior written consent of the other party.

         15.6 ENTIRE AGREEMENT; AMENDMENTS. This Agreement supersedes any and all prior oral or written agreements or understandings between the parties relating to the subject matter hereof. This Agreement sets forth the entire agreement of the parties concerning the subject matter hereof. This Agreement may only be amended or modified by a written instrument signed by each of the parties to this Agreement.

         15.7 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, or remedy of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

         15.8 LIMITATION OF LIABILITY. The parties agree that the exclusive measure of damages recoverable from claims arising from, under or in connection with the Agreement, whether arising by negligence, intended conduct or otherwise, shall be limited to actual damages only and such damages shall be the sole and exclusive remedy hereunder and all other remedies or damages are waived. In no event shall any party be liable for any incidental, consequential, punitive, exemplary or indirect damages, lost profits or other business interruption damages, lost or prospective profits, in tort, contract or otherwise. The provisions of this Section 15.8 shall survive the termination of this Agreement.

         15.9 RELATIONSHIP OF PARTIES. Fleet and PrivilegeONE are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture or agency relationship between Fleet and PrivilegeONE. Neither party has authority to enter into agreements of any kind on behalf of the other.

         15.10 GOOD FAITH. The parties agree to act in good faith with respect to each provision of this Agreement and any dispute that may arise related hereto.

         15.11 SEVERABILITY. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the Effective Date.

                               PRIVILEGEONE NETWORKS LLC

                                    By:
                                            -------------------------------

                                    Name:   S. Raymond Tetreault

                                    Title:  Senior Vice President

                                    Date:
                                            -------------------------------





                                    By:
                                            -------------------------------

                                    Name:   Maria F. Caldarone

                                    Title:  Executive Vice President

                                    Date:
                                            -------------------------------



                               FLEET CREDIT CARD SERVICES, L.P.

                                    By:     Fleet Credit Card Holdings, Inc.,
                                            Its General Partner

                                    By:
                                            ------------------------------------

                                    Name:   Joseph W. Saunders

                                    Title:  Chief Executive Officer

                                    Date:
                                            ------------------------------------

                                    EXHIBIT A

                              Program Compensation

1.   ***

2.   ***

3.   ***

4. In the event that Fleet materially fails to pay compensation to PrivilegeONE as provided in this Exhibit A, PrivilegeONE shall notify Fleet of such failure to compensate and provide Fleet with the opportunity to dispute such conclusion of breach or to cure such breach as provided in Section 10.3 of this Agreement.

         (a) If a mutual determination is not reached regarding the accurate amount of compensation to be paid by Fleet to PrivilegeONE pursuant to this Exhibit A within fifteen (15) days after notice by PrivilegeONE to Fleet, or if Fleet fails to cure such breach as provided in Section 10.3 of this Agreement, Fleet and PrivilegeONE agree to employ a single mediator whose selection shall be agreed upon by both parties. The cost of hiring such mediator shall be borne equally between Fleet and PrivilegeONE. The determination of whether Fleet is in material breach of this Agreement for failure to materially compensate PrivilegeONE as provided in this Exhibit A shall be made by such mediator within thirty (30) days of hire and such determination shall be final and binding on the parties.

         (b) In the event that such mediator determines that Fleet is in material breach of this Agreement for failure to materially compensate PrivilegeONE as provided in this Exhibit A, Fleet shall make such payment within fifteen (15) days of such determination.

                                    EXHIBIT B

                      Terms and Conditions of Credit Cards

1.       The Credit Card comes with no Annual Fee.

2. The Credit Cards initially will have an introductory annual percentage rate of 2.99% "Preferred Rate", a variable "Standard Rate" of 16.99%, an "Interim Performance Rate" of 19.99% (failure to make payments on time twice during a six month period) and a variable "Performance Rate" of 21.99% (failure to make two consecutive payments). Such variable interest rates will be based upon LIBOR. In all cases LIBOR shall be equal to the three month London Interbank Offered Rate published in the WALL STREET JOURNAL on the third Wednesday of March, June, September and December.

3. The Credit Cards initially will carry a $35 fee for exceeding an Account's established credit limit.

4.       The Credit Cards initially will carry a $35 fee for late payment.

5. The Credit Cards initially will carry a $35 fee for returned convenience checks and returned payment checks.

6. The Credit Cards initially will carry a $0.50 minimum monthly finance charge for purchases.

7. The Credit Cards initially will carry a cash advance fee of 4% of the amount of each cash advance, with a five dollar ($5.00) minimum fee for cash advances and cash equivalent transactions (wire transfers, money orders, lottery tickets, casino gaming chips, and tax payments).

8. The Credit Cards will have a grace period of at least 20 days for repayment of the Account balance for purchases. The grace period will begin on the date of the periodic billing statement (provided that the Account balance was paid in full by the due date listed on the billing statement)

                                    EXHIBIT C

                           Credit Card Loyalty Program

1. Fleet and PrivilegeONE agree to cooperate during the term of this Agreement in the creation, development, maintenance and support of the Credit Card Loyalty Program. The purpose of the Credit Card Loyalty Program is to reward Cardholders for making purchases on their Accounts.

2. Subject to the terms of this Agreement, Fleet and PrivilegeONE shall mutually agree upon the terms and conditions of the Credit Card Loyalty Program. Under the Credit Card Loyalty Program, Cardholders will earn Credit Card Loyalty Points based upon Account usage.

3. Subject to the terms and conditions of the Credit Card Loyalty Program, Credit Card Loyalty Points will accrue as set forth in this Section 3. The structure for the accrual of Credit Card Loyalty Points shall apply to (a) cumulative spending from the date that a Cardholder opens an Account until such time as the Cardholder first redeems Credit Card Loyalty Points for a discount on a Vehicle, and (b) the period following the redemption of Credit Card Loyalty Points for a discount on a Vehicle until the Cardholder's next redemption (either period shall be referred to herein as an "Earning Period").

         Cardholder will automatically receive 14,900 points for opening an Account. Cardholder will also automatically receive 14,900 points following any Credit Card Loyalty Point redemption which conforms with the requirements in this Agreement, including Section 6.7.

         If Cardholder makes aggregate purchases of less than two-thousand dollars ($2,000) during the Earning Period, Cardholder will earn three
         (3) Credit Card Loyalty Points for every one dollar ($1) of purchases made on the Account. If a Cardholder makes aggregate purchases of at least two-thousand dollars ($2,000), but less than four-thousand dollars ($4,000) during the Earning Period, Cardholder will earn two
         (2) Credit Card Loyalty Points for every one dollar ($1) of purchases made on the Account. If a Cardholder makes aggregate purchases in excess of four-thousand dollars ($4,000) during the Earning Period, Cardholder will earn one (1) Credit Card Loyalty Point for every one dollar ($1) of purchases made on the Account. If a Cardholder's aggregate purchases on the Account cause the Cardholder to proceed to the next Credit Card Loyalty Points earnings level, such new earnings level will only apply to the purchases made after such Cardholder reached the new earnings level. In other words, the new earnings level shall not apply to purchases made prior to the Cardholder's transition to the new level.

4.       PrivilegeONE will have the right to terminate the Agreement, with sixty
         (60) days advance written notice, if Fleet intends to materially change the purchase amounts or earning level requirements required to accrue Credit Card Loyalty Points and PrivilegeONE does not agree to the same. If PrivilegeONE elects to exercise this right of termination, it shall be permitted to solicit other issuers prior to the effective date of termination.

5. Credit Card Loyalty Points will not be earned on convenience checks, cash advances, quasi-cash transactions (E.G., money orders and other items that are directly convertible to cash) or balance transfers. If a Cardholder returns an item, or receives a refund for a purchase or a transaction for which such Cardholder has earned Credit Card Loyalty Points, Fleet shall deduct the equivalent number of Credit Card Loyalty Points from such Cardholder's Credit Card Loyalty Point balance.

6. Credit Card Loyalty Points shall have no monetary value and shall have no use other than for redemption under the Credit Card Loyalty Program. In addition, Credit Card Loyalty Points shall not be transferable between Accounts. Credit Card Loyalty Points will not be earned and may not be redeemed by a Cardholder whose Account at Fleet is not in Good Standing, as that term is described in Exhibit A. Unused Credit Card Loyalty Points shall expire (rolling by month), if such Credit Card Loyalty Points remain unused, within four (4) years after such Credit Card Loyalty Points accrue to an Account, unless such Account is sooner closed or this Agreement is sooner terminated.

7. Fleet shall be responsible for maintaining a record of Cardholders' eligible purchases under the Credit Card Loyalty Program and enabling Cardholders to receive Credit Card Loyalty Point balance information needed to redeem Credit Card Loyalty Points. PrivilegeONE otherwise will bear the cost and responsibility of redeeming Credit Card Loyalty Points for Cardholders, except as otherwise provided in Section 6 of the Agreement.

8. Credit Card Loyalty Points may be redeemed by Cardholders only for the purchase or lease of a Vehicle from the Dealer represented on such Cardholder's Credit Card. If purchased, the Vehicle must be registered in such Cardholder's name or the name of an authorized user of the Credit Card or a verifiable member of the Cardholder's household, and if leased, the lease agreement must be in such Cardholder's name or the name of an authorized user of the Credit Card or a verifiable member of the Cardholder's household provided that in the case of a household member, the primary Cardholder must pre-authorize, in writing, the use of the Rebate.

9. During the term of this Agreement, on an ongoing basis, Fleet and PrivilegeONE will further develop the Credit Card Loyalty Program in a mutually acceptable fashion in order to maintain a Credit Card Loyalty Program that is competitive in the marketplace for credit cards and related products.

                                    EXHIBIT D

   Description of PrivilegeONE Membership Plan and Credit Card Loyalty Program

PRIVILEGEONE MEMBERSHIP PLAN

         TRADE ALLOWANCE. An extra $250 trade-in allowance on the next Vehicle purchased or leased by a Plan Member if (i) the trade-in vehicle was purchased and serviced reasonably in accordance with the manufacturer's minimum maintenance schedule, (ii) at least 95% of such service, as measured by the amount of money actually paid for such service, was performed at the Dealer or at a service center owned or operated by Dealer, and (iii) any additional vehicle service was performed at another participating PrivilegeONE Dealer of the same automotive franchise brand.

         PARTS/LABOR DISCOUNT. A 5% discount on all parts and labor (except parts and labor covered by an insurance settlement) provided by Dealer to a Plan Member.

         STARTING SYSTEM CHECK. Inspection and testing of starting system of a Plan Member Vehicle that was purchased from the Dealer, which shall occur during every other oil change performed by the Dealer. This inspection shall include a check of the battery, battery cables, ignition switch, solenoid, and starter motor.

         TIRE ROTATION AND MAJOR SYSTEMS SAFETY CHECK. Rotation of the tires at no charge once per 12 month period, and an inspection of the major safety and operating systems at no charge once during first 100,000 vehicle-life miles.

         PREFERRED SERVICE APPOINTMENTS. Dealer will provide priority scheduling to Plan Members, which shall entail, whenever possible, the scheduling of non-emergency service appointments within three (3) business days and emergency repair appointments within two (2) business days.

CREDIT CARD LOYALTY PROGRAM

         TRADE ALLOWANCE. An extra $500 trade-in allowance on the next Vehicle purchased or leased by a Cardholder if (i) the trade-in vehicle was purchased and serviced reasonably in accordance with the manufacturer's minimum maintenance schedule, (ii) at least 95% of such service, as measured by the amount of money actually paid for such service, was performed at the Dealer or at a service center owned or operated by Dealer, and (iii) any additional vehicle service was performed at another participating PrivilegeONE Dealer of the same automotive franchise brand.

         PARTS/LABOR DISCOUNT. A 10% discount on all parts and labor (except parts and labor covered by an insurance settlement) provided by Dealer to a Cardholder when the Cardholder elects to pay for such service by with a PrivilegeONE Credit Card.

         STARTING SYSTEM CHECK. Inspection and testing of starting system of a Cardholder Vehicle that was purchased from the Dealer, which shall occur during every other oil change performed by the Dealer, providing that payment for such service is made using the PrivilegeONE Credit Card. This inspection shall include a check of the battery, battery cables, ignition switch, solenoid, and starter motor.

         TIRE ROTATION AND MAJOR SYSTEMS SAFETY CHECK. Rotation of the tires at no charge once per 12 month period, and an inspection of the major safety and operating systems at no charge once during first 100,000 vehicle-life miles, providing that Cardholder pays for any accompanying service for which charges are permitted with the PrivilegeONE Credit Card.

         PREFERRED SERVICE APPOINTMENTS. Dealer will provide priority scheduling to Cardholders, which shall entail, whenever possible, the scheduling of non-emergency service appointments within three (3) business days and emergency repair appointments within two (2) business days.

         CREDIT CARD LOYALTY POINTS REDEMPTION PROGRAM. Dealer shall permit eligible Cardholders to apply their accrued Credit Card Loyalty Points toward a rebate on the purchase or lease of a new or pre-owned vehicle from Dealer. Dealer shall be responsible for a minimum of $150 and a maximum of $250 of the rebate by a Cardholder. Fleet shall be responsible for any Credit Card Loyalty Point redemption redeemed by a Cardholder for a rebate in excess of $250 up to a maximum rebate of $750. The actual redemption of Credit Card Loyalty Points toward a rebate will be managed by PrivilegeONE and will be settled with the Dealer on a monthly basis. In the event that a Cardholder moves his/her principal residence more than seventy-five (75) miles from the issuing Dealer, Cardholder may elect to transfer Credit Card Loyalty Points to another participating Dealer, closer to the new residence, for a transfer fee equal to $100 which fee will be shared equally by Fleet and PrivilegeONE. PrivilegeONE reserves the right to resolve all disputes regarding mileage and transfer of rebate rewards among Dealers under this Section.

                                    EXHIBIT E

                Fleet Complementary Products & Product Categories
1.    HOME
 |X|  Home & Garden Savings Club
 |X|  HomeWorks
 |X|  24 Protect
 |X|  Home ServiceEdge

2.    SHOPPING
 |X|  Shoppers Advantage
 |X|  Connections
 |X|  Essentials

3.    LEISURE
 |X|  Leisure Advantage
 |X|  Premier Fitness & Wellness
 |X|  Transmedia Dining

4.    PROTECTION
 |X|  Credit Protector Debt Cancellation Product
 |X|  Credit Card Registration
 |X|  PrivacyGuard
 |X|  Auto Insurance
 |X|  Pet Care

5.    HEALTH AND WELLNESS
 |X|  Health Extras Long Term Disability
 |X|  Hospital Accident Protection (HAP)
 |X|  Long Term Care Insurance
 |X|  Accidental Death & Disability--Common Carrier/Travel
 |X|  MedAdvantage

6.    MERCHANDISE
 |X|  Appointment Books
 |X|  Collectable Coins
 |X|  Bausch & Lomb Sunglasses
 |X|  Magazine Subscriptions
 |X|  Lenox Crystal Vase
 |X| Professional Organizers--Three Piece Desk Set (Appointment Books) |X| Bell & Howell Camera
 |X|  GPX Clock Radio
 |X|  Bushnell Binocular
 |X|  Flight Traveler Luggage
 |X|  Gund Bears

 |X|  Swiss Army Knives

7.    COMMUNICATIONS
 |X|  Cellular Service
 |X|  Long Distance/Calling Card

                                    EXHIBIT F

                               GUARANTY AGREEMENT

         THIS GUARANTY (the "Guaranty"), dated as of ________________, 2001, is made by CALTON, INC., a corporation with its principal place of business in Vero Beach, Florida (the "Guarantor"), in favor of FLEET CREDIT CARD SERVICES, L.P., a limited partnership with its principal place of business in Horsham, Pennsylvania ("Fleet").

                                    RECITALS:

         A. PrivilegeONE Networks, LLC, a limited liability company ("PrivilegeONE") has executed and delivered that certain Co-Brand Credit Card Program Agreement by and between PrivilegeONE and Fleet, dated , 2001 (the "Co-Brand Agreement"). The Guarantor, as a principal investor in PrivilegeONE, will derive substantial direct and indirect benefit from the transactions contemplated by the Co-Brand Agreement.

         B. As a covenant of the Co-Brand Agreement, the Guarantor is required to execute and deliver this Guaranty. This Guaranty is made by the Guarantor among other things to induce Fleet to enter into the Co-Brand Agreement.

         C. Capitalized terms not otherwise defined herein shall have the meanings given in the Co-Brand Agreement.

         NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the Guarantor hereby agrees as follows:

                                    ARTICLE I
                                   DEFINITIONS

         "GUARANTEED OBLIGATIONS" in accordance with Section 13.1(j) of the Co-Brand Agreement, these shall be only those obligations of PrivilegeONE or the Guarantor, as the case may be, set forth in Sections 4.5, 4.6, 6.6, 13.1(i) and, in the event of a termination, 14.1 of the Co-Brand Agreement.

                                   ARTICLE II
                             GUARANTY AND SURETYSHIP

         2.1. GUARANTY AND SURETYSHIP. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees and becomes surety for the full and punctual payment and performance of the Guaranteed Obligations as and when such payment or performance shall become due in accordance with the terms of the Co-Brand Agreement. This Guaranty is an agreement of suretyship as well as of guaranty, is a guarantee of payment and performance and not merely of collectibility, and is in no way conditioned upon any attempt to collect from or proceed against PrivilegeONE or any other event or circumstance.

         2.2. OBLIGATIONS ABSOLUTE. The Guarantor agrees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Co-Brand Agreement.

         2.3. REINSTATEMENT. This Guaranty shall continue to be effective, or be automatically reinstated, as the case may be, if at any time payment of any of the Guaranteed Obligations is avoided, rescinded or must otherwise be returned by Fleet for any reason, all as though such payment had not been made.

         2.4. NO STAY. Without limitation of any other provision of this Guaranty, if any acceleration of the time for payment or performance of any Guaranteed Obligation, or any condition to any such acceleration, shall at any time be stayed, enjoined or prevented for any reason (including stay or injunction resulting from the pendency against PrivilegeONE of a bankruptcy, insolvency, reorganization, dissolution or similar proceeding), the Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, such Guaranteed Obligation shall be deemed to have been accelerated, and such condition to acceleration shall be deemed to have been met.

         2.5. PAYMENTS. All payments to be made by the Guarantor pursuant to this Guaranty shall be made at the times and in the manner prescribed for payments in the Co-Brand Agreement, without setoff, counterclaim, withholding or other deduction of any nature.

         2.6. SUBROGATION, ETC. The Guarantor hereby irrevocably waives and releases any and all rights it now has or hereafter may have (known and unknown, whether arising by operation of law, by agreement or otherwise) against PrivilegeONE arising from the existence, payment, performance or enforcement of any of the obligations of the Guarantor under or in connection with this Guaranty or the Co-Brand Agreement, including any and all rights of subrogation, reimbursement, exoneration, contribution or indemnity, and any and all other rights that would result in the Guarantor being deemed a "creditor" under the United States Bankruptcy Code of PrivilegeONE.

         2.7. CONTINUING AGREEMENT. This Guaranty is a continuing guaranty and shall continue in full force and effect until all Guaranteed Obligations have been paid and performed in full, and/or all obligations pursuant to the Co-Brand Agreement have terminated.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 The Guarantor hereby represents and warrants to Fleet as follows:

                  (a) The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Guarantor has and will have corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage.

                  (b) The Guarantor has and will have corporate power and authority to execute, deliver, perform, and take all actions contemplated by this Guaranty and all such action has been duly and validly authorized by all necessary corporate proceedings on its part.

                  (c) This Guaranty has been duly and validly executed and delivered by the Guarantor. This Guaranty, when executed and delivered by the Guarantor, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

                  (d) No governmental action or approval is or will be necessary or advisable in connection with execution and delivery of this Guaranty, consummation of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof.

                  (e) Neither the execution and delivery of this Guaranty, nor consummation of the transactions herein contemplated, nor performance of or compliance with the terms and conditions hereof by the Guarantor, does or will violate, conflict with or be inconsistent with any law, or violate, conflict with, be inconsistent with, or result in a breach of, any term or condition of, OR constitute a default under, OR require any consent under, OR result in (or give rise to any right, contingent or otherwise, of any person to cause) any termination, cancellation, prepayment or acceleration of performance of, OR result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any lien upon any of the property or assets of the Guarantor, OR otherwise result in (or give rise to any right, contingent or otherwise, of any person to cause) any change in any right, power, privilege, duty or obligation of the Guarantor under or in connection with, (i) the articles of incorporation or by-laws (or other constituent documents) of the Guarantor or (ii) any agreement or instrument to which the Guarantor is a party or by which it or its properties (now owned or hereafter acquired) may be subject or bound.

                                   ARTICLE IV
                                  MISCELLANEOUS

         4.1. AMENDMENTS, ETC. No amendment to or waiver of any provision of this Guaranty, and no consent to any departure by the Guarantor herefrom, shall in any event be effective unless in a writing manually signed by or on behalf of Fleet. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         4.2. NO IMPLIED WAIVER; REMEDIES CUMULATIVE. No delay or failure of Fleet in exercising any right or remedy under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies of Fleet under this Guaranty are cumulative and not exclusive of any other rights or remedies available hereunder, under any other agreement, at law, or otherwise.

         4.3. NOTICES. Except to the extent, if any, otherwise expressly provided herein, all notices and other communications (collectively, "notices") under this Guaranty shall be in writing (including facsimile transmission) and shall be sent by first-class mail, by nationally-recognized overnight courier, by personal delivery, or by facsimile transmission, in all cases with charges prepaid. All notices shall be sent, if to the Guarantor, to its address specified on the signature page hereof, or if to Fleet, to

                           Fleet Credit Card Services, L.P.
                           101 Gibraltar Road Horsham, PA 19044
                           Attn: Mr. Joseph Saunders, Chief Executive Officer Fax No.: (215) 444-5112

or, in any case, to such other address as shall have been designated by the applicable party by notice to the other party hereto. Any properly given notice shall be effective when received, except that properly given notices to the Guarantor shall be effective at the following time, if earlier: if given by telephone, when telephoned; if by first-class mail, three Business Days after deposit in the mail; if by overnight courier, one Business Day after pickup by such courier; and if by facsimile transmission, upon transmission. Fleet may rely on any notice (whether or not made in a manner contemplated by this Guaranty) purportedly made by or on behalf of the Guarantor, and Fleet shall have no duty to verify the identity or authority of the Person giving such notice.

         4.4. ENTIRE AGREEMENT. This Guaranty and the Co-Brand Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements.

         4.5. SURVIVAL. All representations and warranties of the Guarantor contained in or made in connection with this Guaranty shall survive, and shall not be waived by, the execution and delivery of this Guaranty, any investigation by or knowledge of Fleet, any extension of credit, or any other event or circumstance whatever.

         4.6. CONSTRUCTION. In this Guaranty, unless the context otherwise clearly requires, references to the plural include the singular, the singular the plural, and the part the whole; the neuter case includes the masculine and feminine cases; and "or" is not exclusive. In this Guaranty, "include," "includes," "including" and similar terms are not limiting; and "hereof," "herein," "hereunder" and similar terms refer to this Guaranty as a whole and not to any particular provision; and "expenses," "costs," "out-of-pocket expenses" and similar terms include the charges of in-house counsel, auditors and other professionals of the relevant Person to the extent that such charges are routinely identified and charged under such Person's cost accounting system. Section and other headings in this Guaranty, and any table of contents herein, are for reference purposes only and shall not affect the interpretation of this Guaranty in any respect. Section and other references in this Guaranty are to this Guaranty unless otherwise specified. This Guaranty has been fully negotiated between the applicable parties, each party having the benefit of legal counsel, and accordingly neither any doctrine of construction of guaranties or suretyships in favor of the guarantor or surety, nor any doctrine of construction of ambiguities against the party controlling the drafting, shall apply to this Guaranty.

         4.7. SUCCESSORS AND ASSIGNS. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by Fleet and its successors and assigns.

         4.8. GOVERNING LAW. This Guaranty shall be governed by and construed in accordance with the laws of the State of Rhode Island, exclusive of choice of law principles.

         IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

                                  CALTON, INC.
                                              -

                                  By
                                    --------------------------------------------

                                  Name:
                                       -----------------------------------------

                                  Title:
                                        ----------------------------------------

                                  Address for Notices:

                                  ----------------------------------------------

                                  ----------------------------------------------

                                  ----------------------------------------------

                                  Telephone:
                                            ------------------------------------
                                  Fax:
                                      ------------------------------------------

                                    EXHIBIT G

                         PRIVILEGE ONE VISA CARD PROGRAM
                                DEALER AGREEMENT

     This Dealer Agreement (the "Agreement") is made this ______________ day of __________________________, 2001 (the "Effective Date"), by and between
____________________ ("Dealer") of __________________________ and PrivilegeONE
Networks, LLC, of 20 Fry Pond Road, West Greenwich, Rhode Island 02817 ("PrivilegeONE"). In consideration of the mutual obligations, promises and undertakings contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1. DESCRIPTION OF PROGRAM. PrivilegeONE and A TOP TEN (BASED ON ASSETS) NATIONAL BANKING ASSOCIATION or its affiliate (the "Issuer") have designed and developed the PrivilegeONE Visa Card Program, a co-branded credit card loyalty program intended to enhance customer loyalty to participating Vehicle dealers (the "Program"). The Program is a broad ranging cardholder acquisition and loyalty co-branded credit card program, which will offer the following benefits:

          o Application processing via the Internet USING ISSUER'S INSTANT PREQUALIFICATION PROCESS;
          o    Open-to-buy credit approvals;
          o Credit Card Loyalty Points redeemable at the assigned Dealer or Dealer group toward the lease or purchase of a Vehicle;
          o    Dealer discount program;
          o    Membership Plan;
          o    Trade value enhancement program; and
          o    Cardholder Sweepstakes.

2. ISSUER'S ROLE. Issuer shall administer the consumer portion of the Program and provide those services identified on Exhibit A.

3. PRIVILEGE ONE'S OBLIGATIONS. PrivilegeONE will administer the Dealer portion of the Program and provide those services identified on Exhibit B.

4. DEALER PARTICIPATION FEES. In exchange for the opportunity to participate in the Program, Dealer shall pay to PrivilegeONE participation fees in accordance with the fee schedule set forth on Exhibit C.

5. TERM. The term of this Agreement shall commence on the Effective Date and shall run for a period of three (3) years from the Implementation Date (the "Initial Term"). Thereafter, this Agreement shall automatically renew for successive one (1) year periods (the "Renewal Term") unless Dealer provides written notice of its intent to terminate to PrivilegeONE at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term.

6. PRIVILEGE ONE PROGRAM INCENTIVES. PrivilegeONE shall implement certain Program features and incentives designed to enhance customer loyalty for Dealer and the overall success of the Program, including the following:

     a. CREDIT CARD LOYALTY POINTS. PrivilegeONE shall administer a loyalty-enhancing purchase rebate program. Each Cardholder will earn rebate points based on their card usage (the "Credit Card Loyalty Points"). Credit Card Loyalty Points MAY BE REDEEMED AT A RATE EQUIVALENT TO one (1) U.S. cent ($.01) PER POINT ACCUMULATED. THE REBATE shall be redeemed by applying IT against the purchase or lease of a Vehicle from Dealer, and will be redeemable only at the Dealer from which the Cardholder's PrivilegeONE account originated. A Cardholder will earn Credit Card Loyalty Points in accordance with the schedule on Exhibit D. Unless the Program is terminated, Cardholders will be permitted to redeem Credit Card Loyalty Points up to four (4) years after earning them, and may redeem up to $750 in a Rebate per each separate Vehicle purchase or lease from Dealer, as set forth in Exhibit D. Points cannot be redeemed for a rebate amount of less than one hundred and fifty dollars ($150.00). In the event the Program is terminated, Cardholders will be provided a minimum of six (6) months to redeem their accrued Credit Card Loyalty Points as provided in Section 15(b) of this Agreement.

     b. EMPLOYEE INCENTIVE PROGRAMS. Subject to the restrictions of Section 16, PrivilegeONE may provide an incentive program for employees of Dealer who are in a position to administer the Program. Employee incentive rewards will be based on actual account openings and are subject to change in form and content, without notice, at the sole discretion of PrivilegeONE and Issuer. PrivilegeONE and Issuer may, from time to time, provide additional incentives to support the overall success of the Program. Such incentives programs may be taxable under the Applicable Law, and PrivilegeONE reserves the right to withhold such amounts as may be required for this purpose.

     c. PRIVILEGEONE SWEEPSTAKES PROGRAM. To the extent permitted by Applicable Law and as approved by Issuer, PrivilegeONE may institute a comprehensive sweepstakes program for Cardholders ("Cardholder Sweepstakes"). Timing, terms, and conditions will be announced separately. PrivilegeONE and Issuer reserve the right to change and/or enhance the Cardholder Sweepstakes at any time. Cardholder Sweepstakes will not be offered in those states where prohibited by law.

7. CARDHOLDER INCENTIVES TO BE OFFERED BY DEALER. Dealer agrees to provide to Cardholders, at Dealer's own expense, the services and Cardholder incentives listed on Exhibit E ("Cardholder Incentives"). Cardholder Incentives shall be offered to all Cardholders, regardless of status of vehicle as new or pre-owned. Dealer acknowledges that the Cardholder Incentives are an integral part of the Program and serve to enhance the attraction of the Program to the Cardholder and to prospective Cardholders. Dealer's failure to adhere to the requirements of the Cardholder Incentives or any other portion of the Program as determined by PrivilegeONE shall constitute a material breach of this Agreement.

8. PRIVILEGE ONE MEMBERSHIP PLAN. Distinct from the Program, PrivilegeONE shall develop and make available to Dealers to offer to their customers the PrivilegeONE Membership Plan (the "Membership Plan"). The Membership Plan shall entitle Dealer's customers to receive specified values, products and services from Dealer based on the customer's registration and participation in the Plan. All of the components of the Membership Plan will be available to Cardholders as part of the Program, however, the Program will have components that are not available to customers through the Membership Plan. The initial components of the Membership Plan are set forth in Exhibit F. Dealer acknowledges that the Membership Plan and the components and benefits thereof are an integral part of the Program and serve to enhance the attraction of the Program to the Cardholder and to prospective Cardholders. Dealer's failure to adhere to the requirements of the Membership Plan as determined by PrivilegeONE shall constitute a material breach of this Agreement.

9.   PROGRAM INSTALLATION.

     a. PRIVILEGEONE DUTIES. PrivilegeONE will provide Dealer with a comprehensive installation program, which will include:

          (i) training of the approved personnel identified by Dealer as being those individuals referenced in Section 17(d);

          (ii) audit of Dealer's available management information systems to determine suitability for use in the Program and provide recommendations for same;
          (iii) introduction of the PrivilegeONE HELP Web Site, the PrivilegeONE Video Learning Program and the PrivilegeONE 800 HOTLINE; and
          (iv) distributing and reviewing the approved Marketing Materials and the Script to be used when enrolling Cardholders; and
          (v) testing the capabilities of all installed systems necessary for the performance of the services described in this Agreement.

     b. DEALER DUTIES. Dealer agrees to fully support the Program installation process. Dealer support shall include but is not limited to:

          (i) having an appropriate number of computers meeting or exceeding PrivilegeONE's specifications with Internet capability to support the on-line application process;
          (ii) provide PrivilegeONE with access to the computers designated to be used for the online approval process for programming of the browser to interface with the correct PrivilegeONE web address;
          (iii) holding a mandatory meeting lasting approximately one-and-one-half hours, with Dealer's management team and the approved personnel identified in Section 17(d) and as indicated in the "Dealer Profile Questionnaires;" and
          (iv) encouraging continuous improvement in Program administration, Cardholder loyalty, retention and data security.

10. ONGOING MAINTENANCE AND SUPPORT. PrivilegeONE will provide a series of video training discs or tapes to aid in the administration of the Program and the Membership Plan. Additionally, PrivilegeONE will maintain an informational Web Site exclusively for use by Dealers and appropriate Dealer personnel. PrivilegeONE will also maintain a telephone "hotline" for the exclusive use of Dealer's management in order to support the success of the Program.

11.  DEALER RESPONSIBILITIES. Dealer agrees to perform the following:

     a. implement, promote and administer all features of the Program and the Membership Plan, and to make its facilities available and to facilitate the training of its approved employees in the correct operation of the Program and Membership Plan;

     b. abide by all terms, conditions, and procedures for the implementation and provision of Cardholder Incentives and Membership Plan benefits as shall be determined and directed by PrivilegeONE and/or Issuer from time to time;

     c. promptly notify Issuer and PrivilegeONE, in writing, of Program-related complaints it receives relating to its conduct, including complaints of alleged inappropriate activity;

     d. safeguard the Customer Data, Cardholder Information and any other Confidential Information or proprietary information acquired or solicited in the performance of this Agreement;

     e. manage the redemption of Credit Card Loyalty Points in accordance with the instructions provided by PrivilegeONE;

     f. accept and service those Cardholders, including the redemption of previously accumulated Credit Card Loyalty Points, (i) who transfer to Dealer in conjunction with a relocation, or (ii) who are assigned to Dealer in conjunction with the withdrawal of another participating Dealer for whatever reason; and

     g. obtain and maintain during the term of the Agreement adequate insurance coverage for claims and liabilities arising from the conduct of Dealer, its Directors, Officers or employees, including but not limited to claims for breach of trust or duty, errors and omissions, negligence, embezzlement, failure to comply with "truth in lending" statutes, infidelity and fraud. The minimum adequate coverage shall include, but not be limited to, directors' and officers' liability and employment practices coverage of at least $750,000, errors and omissions coverage of at least $750,000 and crime insurance coverage of at least $25,000 per incident.

12. DEALER REPRESENTATIONS, WARRANTIES AND COVENANTS. In addition to the representations and warranties made in Section 13, Dealer makes the following representations and warranties to PrivilegeONE:

     a. Dealer is duly organized, validly existing and in good standing, and has all necessary power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate Dealer's charter or by-laws or any equivalent organizational document, violate any Applicable Law, rule, regulation, judgment, injunction, order or decree to which Dealer is subject, or violate any contract, instrument or document to which Dealer is a party;

     b. No consent, approval or authorization from any third party or governmental authority is required in connection with the execution, delivery, or performance of this Agreement, except such as have been obtained and are in full force and effect;

     c. Dealer certifies that it has not, and covenants that it will not, during the course of the transactions contemplated herein, disclose or use any Confidential Information.

     d. Dealer agrees to adhere to all Applicable Laws, including but not limited to all federal, state, and local consumer protection and truth-in-lending statutes including the Fair Credit Reporting Act and the Fair Debt Collection Practices Act. Furthermore, Dealer agrees not to violate any of its covenants or agreement(s) with its lending institution(s) or any laws of the state in which Dealer resides or conducts business.

     e.   Dealer is primarily a new Vehicle Dealer.

13.  USE OF DEALER TRADEMARKS AND IMAGES.

     a. GENERAL. Dealer represents and warrants that it owns the rights to its name, image trademarks, trade names and logos (the "Dealer Trademarks"). Dealer shall propose to PrivilegeONE certain Dealer Trademarks including images of graphical, artistic, and/or design works presently utilized by Dealer to advertise and identify Dealer's goods and services to the consumer, for use and reproduction by PrivilegeONE, Issuer, and their agents, on advertising, promotional materials, billing statements, collection letters, internet web sites, and on the face of PrivilegeONE Credit Cards. PrivilegeONE reserves the right to accept or reject any proposed Dealer Trademark in its sole discretion, and to only utilize Dealer Trademarks to the extent and in the manner it deems appropriate, in accordance with the terms of this Section. If any proposed Dealer Trademark delivered to PrivilegeONE contains a manufacturer's trade name, mark or logo, the same shall be accompanied by a written authorization of use from the manufacturer in a form and content acceptable to PrivilegeONE in its sole discretion.

     b. WARRANTY OF OWNERSHIP. In submitting proposed Dealer Trademarks to PrivilegeONE, Dealer warrants that it is the exclusive owner of all right, title, and interest, including goodwill, in and to the Dealer Trademarks, or possesses other rights by way of assignment or license sufficient to permit it to make the representations and assurances and grant the permissions contained in this Section. Dealer further represents and warrants that the Dealer Trademarks are free and clear of all liens and encumbrances, do not infringe upon the rights of any third party, and that PrivilegeONE's or Issuer's use of the Dealer Trademarks will not constitute a breach of any agreement to which Dealer is a party or constitute an infringement of any patent, trademark, or copyright or constitute an unauthorized use of proprietary information or trade secrets of any third party.

     c. SUBMISSION OF DEALER TRADEMARKS. Dealer shall supply to PrivilegeONE for use by Issuer camera-ready artwork or electronic images of the Dealer Trademarks proposed for use, in form and format suitable to PrivilegeONE and Issuer, no later than ten (10) business days following the execution of this Agreement. PrivilegeONE and Issuer shall have ten (10) business days from receipt of the proposed Dealer Trademarks to review them and to notify Dealer as to their suitability or unsuitability. PrivilegeONE and Issuer reserve the right to make such determination in their sole discretion, but agree to work with Dealer to derive marks suitable for inclusion on the PrivilegeONE Credit Card and on marketing and other solicitation materials.

     d. GRANT OF PERPETUAL LICENSE. Dealer hereby grants to PrivilegeONE, Issuer, and all authorized agents of PrivilegeONE and Issuer, a perpetual right and license to use, copy, reproduce, create Derivative Works, distribute, and publicly display the Dealer Trademarks and Derivative Works, during the Term of this Agreement and thereafter, to identify and enhance the Program and Dealer's participation therein (the "License"). This License includes, but is in no way limited to, use of the Dealer Trademarks and Derivative Works in the following manner:

          (i)   on Credit Cards issued to Cardholders and other consumers;

          (ii) on periodic statements, collection letters, and other communications to Cardholders;

          (iii) on literature, cards, and promotional materials created by PrivilegeONE, Issuer, or their authorized agents, for display, distribution, publication, broadcast or Internet use.

The rights and obligations created under this License may be assigned or sublicensed by PrivilegeONE without the prior written consent of Dealer and/or Issuer. This License shall be binding upon and inure to the benefit of each party, their authorized successors and assigns.

     e. INDEMNIFICATION. As to all Dealer Trademarks and Derivative Works, Dealer hereby agrees to defend, indemnify, and hold harmless PrivilegeONE, Issuer, and all authorized agents thereof, against any and all liabilities, suits, losses, damages, costs, and expenses (including reasonable attorneys' fees and costs of litigation), associated with any claim or action brought against PrivilegeONE, Issuer, or other entity that may arise out of the use, dissemination, or display of the Dealer Trademarks or Derivative Works, including claims of infringement of any third party's intellectual property rights and any other negligence, act, or failure to act. The provisions of this paragraph shall apply to claims and liabilities that arise or arose during and/or after the Initial Term or any Renewal Term of this Agreement.

     f. USE OF DEALER TRADEMARKS UPON TERMINATION. Upon termination of this Agreement, PrivilegeONE and Issuer shall have the right to use the Dealer Trademarks and Derivative Works on Credit Cards, periodic statements and records of, and correspondence to, any Cardholder until expiration of the Credit Cards issued prior to such termination, and thereafter PrivilegeONE and Issuer shall cease to use the Dealer Trademarks except for identification purposes when necessary on Cardholder service letters. Except as otherwise provided in this Agreement, PrivilegeONE agrees that upon such termination it will not claim any right, title, or interest in or to the Dealer Trademarks. However, PrivilegeONE and Issuer may use the Dealer Trademarks to complete any solicitation that they are required by law to complete. Upon termination of this Agreement, Dealer shall not attempt to cause the removal of Dealer Trademarks from any Credit Cards, checks, or records of any Cardholder with respect to the Program, already existing on the effective date of termination of this Agreement. This Section 13 shall survive termination of this Agreement.

     g. Upon termination of this Agreement, Dealer shall not attempt to or cause the removal of the Dealer Trademarks from any Credit Cards, checks or records of any Cardholder with respect to the Program, already existing on the effective date of termination of this Agreement.

14.  DEALER PROVIDED CUSTOMER DATA.

     a. DEALER DATABASE. Dealer agrees to provide to PrivilegeONE and Issuer, or to provide access to, their Customer Data, including monthly updates, solely for the purpose of marketing Dealer's PrivilegeONE Credit Card. Dealer represents and warrants that the information contained in the Customer Data is accurate. PrivilegeONE and Issuer agree to hold the Customer Data and not sell, rent or otherwise allow its use or dissemination by any other party. PrivilegeONE and Issuer reserve the right to use the Customer Data to solicit Dealer's Customers for approved and non-competing programs and services offered by PrivilegeONE or Issuer on a timetable established by PrivilegeONE and Issuer. PrivilegeONE shall be the sole and complete owner of the Customer Data. Notwithstanding the foregoing, Dealer and Issuer may maintain separately and permanently all information obtained by Issuer from Customers, and all information obtained as a result of an Account relationship or an Application for an Account by a Customer or other consumer, and such information shall not constitute Customer Data.

     b. CARDHOLDER AND ACCOUNT INFORMATION. Issuer shall be the sole and complete owner of, and PrivilegeONE and Dealer shall have no right, title or interest in the Accounts, the Credit Cards, Account Information or in any interest income, fees or other revenue generated under, or information resulting from, operating the Accounts, and the Credit Cards, and such ownership shall in no way be affected by termination of the Program.

15.  TERMINATION.

     a. TERMINATION. Subject to Section 15(b) below, either party may terminate this Agreement as follows:

          (i) if the other fails to perform any provision, term or condition contained herein, by providing written notice to the defaulting party as provided in this Agreement. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have thirty (30) days to remedy the default. Unless waived by the party providing notice of default, the failure to satisfy the terms of the Agreement within such time period shall result in the automatic termination of this Agreement. PrivilegeONE and Issuer reserve the right to impose a termination charge upon Dealer to offset the transfer of the terminated Dealer's Cardholders to another participating Dealer.

          (ii) immediately by PrivilegeONE, if the Program is terminated by PrivilegeONE or Issuer;

          (iii) immediately upon the sale or transfer of a controlling interest in Dealer's business to any person or entity, without the prior written consent of Dealer and Issuer. If approved in writing, PrivilegeONE reserves the right to impose an additional charge upon Dealer or Dealer's successor, as the case may be, to cover the reasonable costs and fees associated with any change in ownership, name or termination;

          (iv) immediately upon the change or alteration of any portion of the name under which Dealer conducts its business and/or holds itself out to the public; or

          (v) immediately if any bankruptcy, reorganization, dissolution, or liquidation proceeding is commenced, or any application for appointment of a receiver or a trustee, or any proceeding for bankruptcy, reorganization, or liquidation is filed for or commenced against Dealer, and is not withdrawn or dismissed within sixty (60) days thereafter.

     b. CONTINUATION OF THE PROGRAM OR MEMBERSHIP PLAN. PrivilegeONE or Issuer shall provide to Cardholders a notice of intent to terminate the Program and/or the Membership Plan. PrivilegeONE, Issuer and Dealer shall continue to redeem and accept redemptions of Credit Card Loyalty Points earned by Cardholders for a minimum period of six (6) months after the date of termination; provided, however, no Credit Card Loyalty Points shall accrue to a Cardholder's Account after the date of the notice of termination. Issuer and PrivilegeONE shall extend such period for up to an additional six (6) months, if necessary, to provide for any then outstanding rebate obligations

16. CONFIDENTIAL INFORMATION. Dealer acknowledges and agrees that all information collected from Applicants during the application process, the Instant Prequalification Process, or from Cardholders in the administration of the Program, is the proprietary and confidential information of Issuer ("Confidential Information"). Such Confidential Information shall not be sold, transferred, released or otherwise provided to any third party, or used for any purpose other than pursuant to the Program, without the prior written approval of Issuer. Dealer further agrees that the contents of this Agreement are proprietary and Confidential Information.

     a. IMPORTANCE OF CONFIDENTIAL INFORMATION. Dealer understands and acknowledges that the Confidential Information has been developed or obtained by PrivilegeONE or Issuer by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of PrivilegeONE or Issuer which provides PrivilegeONE or Issuer with a significant competitive advantage, and needs to be protected from improper disclosure.

     b. PROTECTION OF CONFIDENTIAL INFORMATION/DISCLOSURE TO EMPLOYEES. Dealer shall use best efforts to safeguard Confidential Information disclosed to Dealer so as to ensure that no unauthorized person shall have access to any Confidential Information. Dealer shall not disclose any Confidential Information to any employees of Dealer except those employees, such as the finance manager or functional equivalent, who are required to have the Confidential Information in order to perform their job duties in connection with the limited purposes of the Program. Dealer shall require its employees, agents and subcontractors having access to Confidential Information to protect and maintain the confidentiality of Confidential Information and shall require each employee or agent to whom Confidential Information is disclosed to sign a non-disclosure agreement at the request of PrivilegeONE or Issuer.

     c. USE OF CONFIDENTIAL INFORMATION. Dealer shall use Confidential Information solely in the performance of its obligations pursuant to this Agreement, or pursuant to prior written approval and direction by PrivilegeONE or Issuer. The Confidential Information shall not be used to compete with PrivilegeONE or Issuer or used in any manner detrimental to PrivilegeONE or Issuer.

     d. UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION. Dealer shall promptly report to PrivilegeONE and Issuer any unauthorized disclosure or use of Confidential Information of which Dealer becomes aware.

     e. OWNERSHIP OF CONFIDENTIAL INFORMATION. The disclosure of Confidential Information to Dealer shall not constitute a grant to Dealer of any interest or right whatsoever in such Confidential Information, which shall remain the sole property of PrivilegeONE or Issuer, even if suggestions, comments, and/or ideas made by Dealer are incorporated into the Confidential Information or related materials. Nothing in this Agreement shall limit PrivilegeONE's or Issuer's rights to use its own Confidential Information in any manner whatsoever.

     f. COMPELLED OR APPROVED DISCLOSURE OF CONFIDENTIAL INFORMATION. If Dealer or any of its representatives are requested pursuant to, or become compelled by, any Applicable Law or legal process to disclose any Confidential Information, Dealer will provide PrivilegeONE and Issuer with prompt written notice so that PrivilegeONE and/or Issuer may seek a protective order or other appropriate remedy or, in their sole discretion, waive compliance with the terms of this provision. If such a protective order or other remedy is not obtained, or if PrivilegeONE and/or Issuer waives compliance with the terms of this Agreement, Dealer will furnish only that portion of the Confidential Information which is legally required and Dealer shall cooperate with efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. If PrivilegeONE approves in writing the disclosure of Confidential Information by Dealer to a third party, Dealer shall enter into a confidentiality agreement with such third party which will require such third party to protect the confidentiality of the Confidential Information at a level and in a manner at least as stringent as the protection provided to Confidential Information in this provision.

     g. RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION. Upon termination of this Agreement or upon the written request of PrivilegeONE and Issuer, Dealer,
(i) shall return all Confidential Information, or (ii) shall destroy all Confidential Information, in its possession or control. Dealer shall also deliver written statements signed by Dealer certifying that all materials have been returned or destroyed within a reasonable time period after receipt of the request.

     h. UNAUTHORIZED DISCLOSURE OF INFORMATION/EQUITABLE RELIEF. Notwithstanding any other provision in this Agreement, Dealer accepts and acknowledges that if it fails to comply with this Section, PrivilegeONE and Issuer will suffer irreparable harm, which may not be adequately compensated for by monetary damages alone. Dealer therefore agrees that in the event of Dealer's breach or threatened breach of this Section, PrivilegeONE and Issuer shall be entitled to apply to any court of competent jurisdiction for injunctive and/or other preliminary or equitable relief to restrain Dealer from disclosing, in whole or in part, the Confidential Information. PrivilegeONE and Issuer shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages, in addition to any other remedies provided for in this Agreement.

     i. SURVIVAL. The provisions of this Section shall survive the termination of this Agreement.

17.  MISCELLANEOUS.

     a. EXCLUSIVITY. During the Term of this Agreement and any Renewal Term, Dealer shall endorse the Program exclusively, and shall not advertise, promote or market unsecured or secured credit cards, charge cards (such as American Express), travel and entertainment cards (such as Diner's Club), debit cards and stored value cards (collectively "Card Products") for any entity other than PrivilegeONE or Issuer, without the prior written approval of PrivilegeONE and Issuer.

     b. ISSUER CORRESPONDENCE. Any correspondence received by Dealer that is intended for Issuer (E.G., Applications, payments, billing inquiries, etc.) shall be deposited with an overnight courier or sent by first class mail at Dealer's expense within forty-eight (48) hours of receipt to be forwarded to Issuer.

     c. APPLICANT QUESTIONS. Dealer shall refer to the Web Site, all Applicant questions about the Credit Card Loyalty Program that are not answered in the training materials provided by Issuer for such purpose. For all Applicant questions not answered in either the training materials or the Web Site, Dealer shall refer to Issuer, using the telephone number provided by Issuer.

     d. ELIGIBLE DEALER EMPLOYEES. Dealer shall permit only Dealer's finance manager or functional equivalent to administer the Program, including, without limitation, assisting consumers with Applications.

     e. MARKETING MATERIALS; SCRIPTS. Dealer shall use only the current Marketing Materials and Scripts prepared and approved by PrivilegeONE and Issuer, in writing, prior to such use. Dealer shall destroy those outdated and superseded Marketing Materials and Scripts that are within the inventory or possession of Dealer and shall promptly replace them with the approved Marketing Materials and Scripts received from PrivilegeONE and Issuer. Dealer shall not create, use or distribute any marketing materials or scripts for the Program or the Membership Plan without the express prior written consent of PrivilegeONE and Issuer.

     f. SECURITY. Dealers shall maintain adequate security procedures, including without limitation, firewalls and virus protection, to protect the privacy and information of Applicants and Cardholders. Issuer shall have the right to perform initial and periodic on-site security reviews at the Dealer's location. Such inspections shall not occur more than once within a twelve (12) month period, (ii) shall be subject to such security procedures as the inspected party may reasonably impose, (iii) shall be subject to such limitations as may be required under Applicable Law governing the conduct of the inspected party's business, and (iv) shall be performed according to a mutually agreed upon plan, which shall include the scope of the review and a description of necessary documents.

     g. OWNERSHIP OF ACCOUNTS. PrivilegeONE and/or Issuer shall be the sole and complete owners of, and Dealers shall have no right, title or interest in, the Accounts, the Credit Cards, Account Information or in any interest income, fees or other revenue generated under, or information resulting from, operating the Accounts, and the Credit Cards, and such ownership shall in no way be affected by termination of the Program. Upon termination or expiration of this Agreement, or upon written request of Issuer, Dealer shall return or destroy the Account Information in Dealer's possession.

18. INDEMNIFICATION. Dealer shall indemnify, defend and hold harmless PrivilegeONE, Issuer, their respective partners, members, officers, directors, employees, affiliates, agents, owners, successors and permitted assigns from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including but not limited to interest, penalties and reasonable fees of professionals, which arise from, result from, are caused by or relate to (a) any negligent, reckless, or intentional act or omission of Dealer or its employees, (b) any act or omission of Dealer or its employees that is in conflict with the terms of this Agreement,
(c) any breach of any of Dealer's representations, warranties, covenants, or agreements contained in this Agreement or in any agreement between Dealer and any third party relating to the Program including any and all claims by Cardholders or any other persons or entities concerning the provision or non-provision of features of the Program to be funded or supplied by Dealer as set forth in this Agreement, or (d) any violation of any Applicable Laws or any investigations of Issuer or PrivilegeONE by any governmental agency arising from or centering upon Dealer's conduct.

19. SEVERABILITY. If any provision of this Agreement will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

20. AMENDMENT. This Agreement may be modified or amended in writing, if the writing is signed by the parties obligated under the amendment and approved in writing by Issuer.

21. NOTICE. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing, and such notice or communication shall be deemed complete upon delivery in person or upon receipt via certified mail by the party to whom it is sent or such party's agent, whichever occurs first.

22. ASSIGNMENT. Except as otherwise provided herein, neither party may assign or transfer this Agreement without the prior written consent of the party and Issuer, which approval shall not be unreasonably withheld.

23. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Rhode Island. Any controversy or claim arising out of this Agreement or breach thereof shall be brought, if at all, only in the state or federal courts sitting in Rhode Island, and the parties hereby consent and agree that they are and shall be subject to personal jurisdiction in the state of Rhode Island, United States of America.

24. DEFINITIONS. When used in this Dealer Agreement, the following terms have the following meanings:

     "Account" means a Visa credit card account established by Issuer under the Program for a consumer who meets Issuer's credit criteria established from time to time by Issuer and for which Issuer issues one or more Credit Cards.

     "Account Information" means all Applications, credit reports and any other information collected through Issuer's relationship with Cardholders, including without limitation, demographic studies and Account histories received from Cardholders, or otherwise received or generated by or for Issuer in connection with the Program.

     "Applicable Law" means applicable federal, state and local statutes, regulations, regulatory guidelines and judicial or administrative interpretations as well as any rules or requirements established by Visa and the written privacy policies of each of Issuer and PrivilegeONE, which may be amended from time to time at the sole discretion of the authoring party.

     "Applicant" means a consumer who applies for a Credit Card under the Program.

     "Application" means the action or document by which a consumer requests and applies to Issuer for a Credit Card.

     "Cardholder" means (a) a consumer residing in the United States or a territory of the United States who is approved for, and opens, an Account with Issuer under the Program, or (b) a consumer who resided in the United States or a territory of the United States at the time a Credit

     Card was issued, and who subsequently relocated out of the United States or a territory of the United States.

     "Confidential Information" means all material and information supplied by one party to the other in the course of the negotiation and duration of this Agreement, including Account Information, Credit Card Loyalty Point Information, Customer Data and information otherwise obtained by any party including, but not limited to, information concerning either party's business records and plans; trade secrets; proprietary ideas; technological developments, objectives and results; customer lists and records; computer programs and listings; source code and/or object code; and financial results and financial statements. Confidential Information does not include any information which (i) was in the possession of the receiving party prior to the execution of this Agreement; (ii) was lawfully obtained from a third party and not in breach of this Agreement or any confidential relationship between such third party and the disclosing party; (iii) is required to be disclosed pursuant to Applicable Law; or (iv) is independently developed by the receiving party, as evidenced by appropriate documentation.

     "Credit Card" "Credit Card" means a Visa credit card containing a Dealer Trademark, issued by Issuer under the Program pursuant to this Agreement.

     "Credit Card Loyalty Points" means the points that a Cardholder accrues in the Credit Card Loyalty Program based upon such Cardholder's Account usage entitling such Cardholder to redeem such points for a Rebate.

     "Customer" means an individual that has (i) bought or leased a new or used car from a Dealer, (ii) has received service on a car from a Dealer, or
     (iii) registered for a PrivilegeONE Membership Plan directly from PrivilegeONE.

     "Customer Data" means personal and demographic information provided by a Customer to a Dealer, including, without limitation, the Customer's name, mailing address, e-mail address, telephone number and other information about the Customer.

     "Dealer" means a new Vehicle dealership or a new Vehicle dealer franchise participating in the Program. Any dealership that primarily or exclusively markets pre-owned cars is excluded from the definition of Dealer.

     "Dealer Trademark" means any design, image, visual representation, logo, service mark, trade dress, trade name, or trademark used by Dealer to solicit Cardholders and other consumers to Dealer's business.

     "Derivative Work" shall mean and include all works created by or for PrivilegeONE containing, including, derived from, or otherwise utilizing a Dealer Trademark or a variation thereof.

     "Implementation Date" means the first date on which Issuer accepts an Application for a Credit Card from a Customer of Dealer.

     "Instant Prequalification Process" means Issuer's patent pending process through which Issuer, utilizing its prospects database and its credit criteria, determines if Customers or other consumers meet the criteria to receive a solicitation for a Credit Card.

     "Marketing Materials" means advertisements, brochures, solicitation materials, Scripts, talking points, displays, radio or television advertisements, or other marketing information that describe, promote or otherwise relate to marketing the Program.

     "Program" means the Credit Card Loyalty Program offered by Issuer and PrivilegeONE to Cardholders and other consumers based upon such individual's Account usage.

     "Rebate" means a type of redemption of Loyalty Points under the Credit Card Loyalty Program where a Cardholder is entitled to receive a credit towards the purchase of lease of an new or pre-owned vehicle from a Dealer based on such Cardholder's Account usage.

     "Script" means the language supplied by PrivilegeONE, to be used by Dealer to solicit Customers for Credit Cards under the Program, or to respond to questions from Cardholders regarding the Program.

     "Vehicle" means any new or pre-owned automobile or light truck sold, leased or serviced by a Dealer participating in the Program.

     "Web" means the World Wide Web.

     "Web Site" means [http://www.PrivilegeONE.com], and any mirror or successor Web Sites as shall be determined by PrivilegeONE from time to time.

25. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties, and there are no other promises or conditions in any other agreements whether oral or written concerning the subject matter of this Agreement. This Agreement supersedes any prior written or oral agreements between the parties.

Dealer:                                      PrivilegeONE Networks, LLC.:

    By:_____________________________         By: _______________________________

    Title:__________________________         Title:_____________________________

    Date: ______________                     Date: ______________

                                    EXHIBIT A

                                   ISSUER ROLE

1. PERFORM FUNCTIONS OF THE ISSUING BANK. Subject to the terms and conditions of this Agreement, Issuer shall:

     (a) solicit to eligible Customers and other consumers one (1) or more types of Credit Cards under the Program;

     (b) perform for each Credit Card all functions of the issuing bank at its own expense, including without limitation (i) designing the Application forms,
(ii) receiving, reviewing and processing Applications for Credit Cards, (iii) providing customer service and otherwise administering and operating the Program and the relationships with Cardholders, (iv) evaluating the creditworthiness of each applicant for an Account, (v) making all credit determinations and bearing all credit risks, (vi) establishing credit limits for each Cardholder and (vii) issuing Credit Cards to all qualified Cardholders;

     (c) Issuer shall apply such trademark markings as requested by Dealers and PrivilegeONE in order to protect or preserve the rights of Dealers and PrivilegeONE in their respective trademarks.

2. COSTS OF THE PROGRAM. Issuer and PrivilegeONE shall bear all costs of administering the Program, including the cost of producing and distributing the Credit Cards, except as otherwise provided in this Dealer Agreement.

3. SECURITY. Issuer shall maintain adequate security procedures, including without limitation, firewalls and virus protection, to protect the privacy and information of Applicants, Customers and Cardholders.

4. REASONABLE ASSISTANCE. Issuer will provide PrivilegeONE and Dealer with such assistance as may be reasonably requested by PrivilegeONE or the Dealer in connection with the Program in accordance with Applicable Law.

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                                    EXHIBIT B

                         PRIVILEGE ONE RESPONSIBILITIES


1. WEB SITE. PrivilegeONE will develop, launch and maintain the Web Site that will be used as a portal of information for Customers, Cardholders and Dealers. The Web Site also will serve as the information link between Issuer and the Dealers. The Web Site will contain a frame to Issuer's Web Site, which will contain the Application for a Credit Card and other information as Issuer, in its sole discretion, determines.

2. SWEEPSTAKES PROGRAM. PrivilegeONE agrees to design and fund, subject to Issuer's prior written approval, a sweepstakes program for Cardholders participating in the Program, except where prohibited by the Applicable Laws.

3. DEALER INCENTIVES. PrivilegeONE will develop and fund an incentive program for Dealers and the Dealer finance manager or functional equivalent to encourage Dealer and the Dealer finance manager or functional equivalent to participate in, and offer, the Program. The incentive program is subject to Issuer's approval.

4. INSTALLATION AND TRAINING. PrivilegeONE will conduct the installation, training and support for Dealer as set forth in this Agreement.

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                                    EXHIBIT C

                                  FEE SCHEDULE



(1)  A one-time Program purchase fee in the amount of _________.

(2) A monthly service fee of _______ which shall be due on the fifteenth (15th) day of each month during the Initial Term or any Renewal term of this Agreement, commencing on the fifteenth (15th) day of the month following the Implementation Date.

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                                    EXHIBIT D

                       CREDIT CARD LOYALTY POINT SCHEDULE

Subject to the terms and conditions of the Credit Card Loyalty Program, Credit Card Loyalty Points will accrue as follows:

     The structure for the accrual of Credit Card Loyalty Points shall apply to
     (a) cumulative spending from the date that a Cardholder opens an Account until such time as the Cardholder first redeems Credit Card Loyalty Points for a discount on a Vehicle, and (b) the period following the redemption of Credit Card Loyalty Points for a discount on a Vehicle until the Cardholder's next redemption (either period shall be referred to herein as an "Earning Period").

     Cardholder will automatically receive 14,900 points for opening an Account. Cardholder will also automatically receive 14,900 points following any conforming Credit Card Loyalty Point redemption.

     If Cardholder makes aggregate purchases of less than two-thousand dollars ($2,000) during the Earning Period, Cardholder will earn three (3) Credit Card Loyalty Points for every one dollar ($1) of purchases made on the Account. If a Cardholder makes aggregate purchases of at least two-thousand dollars ($2,000), but less than four-thousand dollars ($4,000) during the Earning Period, Cardholder will earn two (2) Credit Card Loyalty Points for every one dollar ($1) of purchases made on the Account. If a Cardholder makes aggregate purchases in excess of four-thousand dollars ($4,000) during the Earning Period, Cardholder will earn one (1) Credit Card Loyalty Point for every one dollar ($1) of purchases made on the Account. If a Cardholder's aggregate purchases on the Account entitle the Cardholder to proceed to the next Credit Card Loyalty Points earnings level, such new earnings level will only apply to the purchases made after such Cardholder reached the new earnings level. In other words, the new earnings level shall not apply to purchases made prior to the Cardholder's transition to the new level.

                                    EXHIBIT E

                              CARDHOLDER INCENTIVES

TRADE ALLOWANCE. An extra $500 trade-in allowance on the next Vehicle purchased or leased by a Cardholder if (i) the trade-in vehicle was purchased and serviced reasonably in accordance with the manufacturer's minimum maintenance schedule,
(ii) at least 95% of such service, as measured by the amount of money actually paid for such service, was performed at Dealer or at a service center owned or operated by Dealer, and (iii) any additional vehicle service was performed at another participating PrivilegeONE Dealer of the same automotive franchise brand.

PARTS/LABOR DISCOUNT. A 10% discount on all parts and labor (except parts and labor covered by an insurance settlement) provided by Dealer to a Cardholder when the Cardholder elects to pay for such service by with a PrivilegeONE Credit Card.

STARTING SYSTEM CHECK. Inspection and testing of starting system of a Cardholder Vehicle that was purchased from Dealer, which shall occur during every other oil change performed by Dealer, providing that payment for such service is made using the PrivilegeONE Credit Card. This inspection shall include a check of the battery, battery cables, ignition switch, solenoid, and starter motor.

TIRE ROTATION AND MAJOR SYSTEMS SAFETY CHECK. Rotation of the tires at no charge once per 12 month period, and an inspection of the major safety and operating systems at no charge once during first 100,000 vehicle-life miles, providing that Cardholder pays for any accompanying service for which charges are permitted with the PrivilegeONE Credit Card.

PREFERRED SERVICE APPOINTMENTS. Dealer will provide priority scheduling to Cardholders, which shall entail, whenever possible, the scheduling of non-emergency service appointments within three (3) business days and emergency repair appointments within two (2) business days.

CREDIT CARD LOYALTY POINTS REDEMPTION PROGRAM. Dealer shall permit eligible Cardholders to apply their accrued Credit Card Loyalty Points toward a rebate on the purchase or lease of a new or pre-owned vehicle from Dealer. Dealer shall be responsible for a minimum of $150 and a maximum of $250 of the rebate by a Cardholder. Issuer shall be responsible for any Credit Card Loyalty Point redemption redeemed by a Cardholder for a rebate in excess of $250 up to a maximum rebate of $750. The actual redemption of Credit Card Loyalty Points toward a rebate will be managed by PrivilegeONE and will be settled with the Dealer on a monthly basis. In the event that a Cardholder moves his/her principal residence more than seventy-five (75) miles from the issuing Dealer, Cardholder may elect to transfer Credit Card Loyalty Points to another participating Dealer, closer to the new residence, for a transfer fee equal to $100 which fee will be shared equally by Issuer and PrivilegeONE. PrivilegeONE reserves the right to resolve all disputes regarding mileage and transfer of rebate rewards among Dealers under this Section.

                                    EXHIBIT F

                            MEMBERSHIP PLAN BENEFITS

TRADE ALLOWANCE. An extra $250 trade-in allowance on the next Vehicle purchased or leased by a Plan Member if (i) the trade-in vehicle was purchased and serviced reasonably in accordance with the manufacturer's minimum maintenance schedule, (ii) at least 95% of such service, as measured by the amount of money actually paid for such service, was performed at Dealer or at a service center owned or operated by Dealer, and (iii) any additional vehicle service was performed at another participating PrivilegeONE Dealer of the same automotive franchise brand.

PARTS/LABOR DISCOUNT. A 5% discount on all parts and labor (except parts and labor covered by an insurance settlement) provided by Dealer to a Plan Member.

STARTING SYSTEM CHECK. Inspection and testing of starting system of a Plan Member Vehicle that was purchased from Dealer, which shall occur during every other oil change performed by Dealer. This inspection shall include a check of the battery, battery cables, ignition switch, solenoid, and starter motor.

TIRE ROTATION AND MAJOR SYSTEMS SAFETY CHECK. Rotation of the tires at no charge once per 12 month period, and an inspection of the major safety and operating systems at no charge once during first 100,000 vehicle-life miles.

PREFERRED SERVICE APPOINTMENTS. Dealer will provide priority scheduling to Plan Members, which shall entail, whenever possible, the scheduling of non-emergency service appointments within three (3) business days and emergency repair appointments within two (2) business days.